AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 17, 1999
                                                      Registration No. 333-68455

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                               CRC HOLDINGS CORP.
                 [TO BE RENAMED CRC-EVANS INTERNATIONAL, INC.]
             (Exact name of registrant as specified in its charter)

              DELAWARE                                 3533                               76-0539257
   (State or other jurisdiction of         (Primary standard industrial                (I.R.S. Employer
   incorporation or organization)          classification code number)               Identification No.)

                            ------------------------

                         11601 N. HOUSTON ROSSLYN ROAD
                              HOUSTON, TEXAS 77086
                                 (281) 999-8920

              (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            ------------------------

                                M. TIMOTHY CAREY
                            CHIEF EXECUTIVE OFFICER
                         11601 N. HOUSTON ROSSLYN ROAD
                              HOUSTON, TEXAS 77086
                                 (281) 999-8920
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                            ------------------------

                                   COPIES TO:

       DAVID S. PETERMAN, P.C.                         WILLIAM N. FINNEGAN, IV
 AKIN, GUMP, STRAUSS, HAUER & FELD,                     ANDREWS & KURTH L.L.P.
               L.L.P.                               600 TRAVIS STREET, SUITE 4200
  711 LOUISIANA STREET, SUITE 1900                       HOUSTON, TEXAS 77002
        HOUSTON, TEXAS 77002                                (713) 220-4200
           (713) 220-5800

                            ------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:

As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Section 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                   SUBJECT TO COMPLETION, DATED JUNE 17, 1999

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                3,000,000 SHARES

[LOGO]                   CRC-EVANS INTERNATIONAL, INC.

                                  COMMON STOCK
                                 $   PER SHARE

--------------------------------------------------------------------------------

This is an initial public offering of common stock of CRC-Evans International, Inc. CRC-Evans is offering 3,000,000 shares of common stock with this prospectus. This is a firm commitment underwriting.

CRC-Evans expects that the price to the public in the offering will be between $14.00 and $16.00 per share. The market price of the shares after the offering may be higher or lower than the offering price.

We have applied to include the common stock on the Nasdaq Stock Market's National Market under the symbol "CRCE."

INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 10.

                                        PER SHARE       TOTAL
                                        ---------    ------------
Price to the public..................       $        $
Underwriting discount................
Proceeds to CRC-Evans................

CRC-Evans has granted an over-allotment option to the underwriters. Under this option, the underwriters may elect to purchase a maximum of 450,000 additional shares from CRC-Evans within 30 days following the date of this prospectus to cover over-allotments.

--------------------------------------------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CIBC WORLD MARKETS
                      DEUTSCHE BANC ALEX. BROWN
                                                       SIMMONS & COMPANY
                                                          INTERNATIONAL

         THE DATE OF THIS PROSPECTUS IS                         , 1999.

[THE ARTWORK DEPICTS THE COMPANY'S PRODUCTS AND SERVICES IN USE AND PHOTOGRAPHS
            OF VARIOUS TYPES OF PRODUCTS THE COMPANY MANUFACTURES.]

                               TABLE OF CONTENTS

                                            PAGE
                                           ------
Prospectus Summary......................       5
Risk Factors............................      10
Forward-Looking Statements..............      14
Use of Proceeds.........................      15
Dividend Policy.........................      15
Capitalization..........................      16
Dilution................................      17
Selected Consolidated Financial Data....      18
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................      19
Business................................      25
Management..............................      38
Principal Stockholders..................      43
Certain Related Transactions............      44
Description of Capital Stock............      45
Shares Eligible for Future Sale.........      47
Underwriting............................      48
Legal Matters...........................      50
Experts.................................      50
Where You Can Find More Information.....      50
Index to Financial Statements...........     F-1

                      ------------------------------------

As used in this prospectus, the term "CRC-Evans" means CRC-Evans
International, Inc. and its subsidiaries, including the predecessor business described below (unless the context indicates a different meaning), and the term "common stock" means CRC-Evans' common stock, $0.01 par value.

As used in this prospectus, references to CRC-Evans' "predecessors" or the "predecessor business" refer to the business and assets of the consolidated subsidiaries of CRC-Evans, prior to their acquisition by CRC-Evans on June 12, 1997, and their predecessors.

CRC-Evans' principal executive offices are located at 11601 N. Houston Rosslyn Road, Houston, Texas 77086. Its telephone number is (281) 999-8920.

Unless otherwise stated herein, all information contained in this prospectus assumes no exercise of the over-allotment option granted to the underwriters.

Simultaneous with the effectiveness of the registration statement, CRC-Evans will effect a 40-for-1 stock split and an amendment to its certificate of incorporation as disclosed herein. All common stock numbers and other information in this prospectus reflect the stock split and the amendment to CRC-Evans' certificate of incorporation.

The underwriters are offering the shares subject to various conditions and may reject all or part of any order.

                 (This page has been intentionally left blank.)

                               PROSPECTUS SUMMARY

THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED IN OTHER PARTS OF THIS PROSPECTUS. BECAUSE IT IS A SUMMARY, IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THE SHARES. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY.

                           INTRODUCTION TO CRC-EVANS

CRC-Evans is the leading provider of specialized equipment and services used in the construction and rehabilitation of gas and oil transmission pipelines. CRC-Evans and its predecessors have been leaders in the specialized pipeline construction equipment industry since 1933. CRC-Evans provides equipment and services, primarily to pipeline contractors, that are essential to the successful completion of a pipeline construction project. CRC-Evans' pipeline products include automatic pipeline welding systems, pipe bending equipment, line-up clamps, pipe coating plants, coating and cleaning equipment, pipeline rehabilitation equipment and lay barge pipe handling equipment. CRC-Evans also provides specialized services including joint coating, cement weighting, induction and resistance heating, and automatic welding systems training and technical assistance.

CRC-Evans' management team together with two institutional investors, Natural Gas Partners IV, L.P. and Equus II Incorporated, acquired CRC-Evans' assets and business from Weatherford Enterra in June 1997. CRC-Evans believes the depth and experience of its management and employees are keys to its excellent reputation with the world's leading pipeline contractors.

CRC-Evans has experienced significant growth in revenues, EBITDA (net income before interest, taxes, depreciation, and amortization and non-cash stock compensation expense), and net income since the June 1997 buyout. For the year ended March 31, 1999, CRC-Evans generated revenues of $97.7 million, EBITDA of $22.5 million and net income of $6.8 million. These amounts represent increases over the results for the combined twelve months ended March 31, 1998 of 51.0% in revenues, 138.0% in EBITDA and 159.7% in net income.

Management believes that this growth is attributable to:

  o a recent increase in demand for CRC-Evans' specialized products and services in response to increased worldwide pipeline construction and rehabilitation activity;

  o   CRC-Evans' strategic acquisitions; and

  o   the successful implementation of CRC-Evans' business strategy.

                               INDUSTRY OVERVIEW

The pipeline construction equipment and services industry provides products and services to support pipeline construction and rehabilitation performed by pipeline construction contractors. CRC-Evans provides specialized equipment and services used in the construction of gas and oil pipelines ranging from 6 to 60 inches in diameter and steel water pipelines ranging up to 120 inches in diameter. These products and services are generally provided by specialized pipeline equipment manufacturers and service providers because:

  o most pieces of pipeline construction equipment are specific to a small range of diameter sizes, while the contractor works on a wide range of pipeline diameters;

  o contracts often have short lead times, requiring quick delivery of equipment and services; and

  o proprietary equipment, specialized engineering and technical operating capabilities are critical to meeting the requirements of pipeline bending, welding and coating.

Worldwide pipeline construction activity, based upon miles of pipeline completed, has grown substantially since 1995, increasing approximately 58% from 14,201 miles in 1995 to 22,397 miles in 1998. Industry sources estimate that approximately 49,000 miles of pipeline are presently planned to be constructed in 1999 and thereafter. In addition, CRC-Evans expects a growing share of its activity in the pipeline and equipment services industry will be derived from rehabilitating large-diameter pipelines.

                              CRC-EVANS' STRENGTHS

CRC-Evans believes it is well positioned to continue as the leading provider of specialized equipment and services used in the construction and rehabilitation of gas and oil transmission pipelines. It believes it possesses a unique combination of specific strengths which provides a solid foundation for its growth strategy. CRC-Evans' strengths include:

  o INDUSTRY LEADER. CRC-Evans is the leading provider of specialized equipment and services used in constructing and rehabilitating pipelines.

  o SIGNIFICANT BARRIERS TO ENTRY. CRC-Evans believes its large investment in specialized rental equipment, highly experienced management, proprietary technology, technical expertise and personnel, and worldwide sales force and sales representative network all serve as barriers to entry.

  o WORLDWIDE PRESENCE. CRC-Evans manages its geographically diverse customer base through its international direct sales force and commissioned sales representatives and distributors.

  o CUSTOMER RELATIONSHIPS. CRC-Evans has developed long-term relationships with the majority of the world's leading pipeline construction contractors and pipe coating contractors.

  o EXPERIENCED MANAGEMENT. CRC-Evans' current senior management team has been involved in managing CRC-Evans or its predecessors' major lines of business since 1971.

                          CRC-EVANS' BUSINESS STRATEGY

CRC-Evans seeks to maximize shareholder value through its growth strategy which includes:

  o EXPANDING INTERNATIONAL OPERATIONS. CRC-Evans seeks to strengthen and expand its international operational capability primarily by acquiring established operations in several key international regions. These new operations centers are intended to provide distribution hubs from which it can more readily provide existing and new products and services to customers' projects.

  o ADDING RELATED PRODUCTS AND SERVICES. CRC-Evans intends to acquire or develop related products and services which it will provide through its distribution system comprised of its sales force, international sales representatives and operations centers in key geographic regions.

  o MAKING STRATEGIC ACQUISITIONS. CRC-Evans believes acquisition candidates are available that should allow it to increase market share in its existing lines of business, provide product line extensions, and expand the geographic scope of its operations.

  o EXTENDING AND LEVERAGING TECHNOLOGICAL LEADERSHIP. CRC-Evans intends to further extend its technological leadership and capabilities through in-house research and development, acquisition and licensing of technology as well as participation in joint development efforts.

                              RECENT DEVELOPMENTS

On April 12, 1999 CRC-Evans entered into a letter of intent with the principal shareholder of Societe Miniere et Commerciale, S.A. ("SOMICO") of Paris, France defining the intention of the parties to enter into an agreement pursuant to which CRC-Evans would purchase 100% of the capital stock of SOMICO for a purchase price of approximately $1.5 million in cash and 139,280 shares of common stock of CRC-Evans. The principal shareholder would continue in his present position as President of SOMICO after the acquisition. SOMICO has been associated with CRC-Evans and its predecessors for over forty years as its sales representative and distributor in certain countries in Europe and North Africa. SOMICO maintains manufacturing and equipment rental operations and also serves as a sales representative for certain other product lines sold to the pipeline construction industry.

                                  THE OFFERING

Common stock offered by CRC-Evans....  3,000,000 shares

Common stock to be outstanding after   9,294,520 shares
  the offering(1)....................

Use of proceeds......................  CRC-Evans intends to use the net proceeds from the offering, estimated to be approximately $40.8 million
                                       after underwriting discount and other expenses of the
                                       offering, to repay indebtedness and to provide for
                                       working capital and general corporate purposes,
                                       including strategic acquisitions. See "Use of
                                       Proceeds."

Proposed Nasdaq National Market
symbol...............................  "CRCE"

---------------------------

(1) Excludes 670,160 shares of common stock that could be issued upon the exercise of outstanding stock options, all of which will be exercisable upon the close of this offering, and 40,000 shares of common stock that could be issued upon the exercise of stock options that CRC-Evans intends to issue concurrently with the close of this offering.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth, for the dates and periods indicated, summary historical financial data of CRC-Evans. The financial data for the twelve months ended March 31, 1998 combines the activities of the Predecessor Business for the period from April 1, 1997 to June 11, 1997 with the activities of CRC-Evans for the period from June 12, 1997 to March 31, 1998. The summary historical financial data set forth below have been derived from CRC-Evans' historical financial statements. The As Adjusted Balance Sheet data as of March 31, 1999 give effect to the sale of shares of common stock in this offering and CRC-Evans' use of the net proceeds. See "Use of Proceeds" and "Capitalization."

                                                   PREDECESSOR BUSINESS
                                          ---------------------------------------
                                                                                       CRC-EVANS(1)        COMBINED     CRC-EVANS(1)
                                               YEAR ENDED                            ----------------   TWELVE MONTHS   ------------
                                               MARCH 31,           PERIOD FROM         PERIOD FROM       ENDED MARCH     YEAR ENDED
                                          --------------------   APRIL 1, 1997 TO    JUNE 12, 1997 TO        31,         MARCH 31,
                                            1996       1997       JUNE 11, 1997       MARCH 31, 1998         1998           1999
                                          ---------  ---------   ----------------    ----------------   --------------  ------------
                                                          (dollars in thousands, except per share data)
STATEMENT OF EARNINGS DATA:
Revenues:
  Sales revenue.........................  $  25,325  $  26,082       $  5,687          $   23,850         $ 29,537      $   33,777
  Rental and service revenue............     39,329     43,293          6,928              28,254           35,182          63,926
                                          ---------  ---------        -------        ---------------    -------------  ------------
Total revenues..........................     64,654     69,375         12,615              52,104           64,719          97,703
Total cost of revenues..................     45,851     46,676          9,163              34,670           43,833          57,417
                                          ---------  ---------        -------        ---------------    -------------  ------------
Gross profit............................     18,803     22,699          3,452              17,434           20,886          40,286
Operating expenses:
  Selling, general and administrative...     13,056     13,018          3,016              10,114           13,130          20,621
  Non-cash stock compensation expense...     --         --            --                 --                --                4,425
  Research and development..............        856        754            153                 951            1,104           1,688
  Other expenses (income)...............      2,750        367           (153)                 79              (74)           (530)
                                          ---------  ---------        -------        ---------------    -------------  ------------
Operating income........................      2,141      8,560            436               6,290            6,726          14,082
Interest expense (income)...............       (246)      (689)           (50)              2,411            2,361           3,098
                                          ---------  ---------        -------        ---------------    -------------  ------------
Income before income taxes..............      2,387      9,249            486               3,879            4,365          10,984
Income tax expense......................        889      3,359            207               1,536            1,743           4,176
                                          ---------  ---------        -------        ---------------    -------------  ------------
Net income..............................  $   1,498  $   5,890       $    279          $    2,343         $  2,622      $    6,808
                                          =========  =========        =======        ===============    =============  ============
NET EARNINGS PER SHARE:
Basic...................................                                               $     0.59                       $     1.14
Diluted.................................                                                     0.57                             1.04
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic...................................                                                4,000,000                        5,981,645
Diluted.................................                                                4,120,000                        6,566,904
OTHER FINANCIAL DATA:
EBITDA(2)...............................  $   6,978  $  10,847       $    824          $    8,631         $  9,455      $   22,507
Depreciation and amortization...........      4,836      2,287            388               2,341            2,729           4,000
Net cash provided by (used in) operating
  activities............................      9,005      3,061           (231)              3,002            2,771          17,543
Net cash provided by (used in) investing
  activities............................       (464)    (2,367)           (37)            (41,047)         (41,084)        (19,120)
Net cash provided by (used in) financing
  activities............................     (9,250)       815         (2,950)             39,562           36,612           8,051
Capital expenditures (excluding
  acquisitions).........................        464      2,367             37               1,083            1,120           7,164


                                                   MARCH 31, 1999
                                           ------------------------------
                                           HISTORICAL       AS ADJUSTED
                                           ----------      --------------
                                               (dollars in thousands)
BALANCE SHEET DATA:
Working capital.........................    $ 29,163          $ 36,453
Total assets............................      88,259            92,105
Total long-term debt, excluding current
  installments..........................      31,823               262
Total liabilities.......................      66,181            29,257
Total stockholders' equity..............      22,078            62,848

---------------------------

(1) Does not give effect to the offering and the application of the net proceeds therefrom. Giving effect to the use of such proceeds as described in "Use of Proceeds," interest expense would be $0.0 and net income per share would be $1.46 for the historical year ended March 31, 1999.

(2) EBITDA represents net income before interest, income taxes, depreciation and amortization and non-cash stock compensation expense. CRC-Evans has included EBITDA data (which is not a measure of financial performance under generally accepted accounting principles ("GAAP")) because it understands that it is one measure certain investors use to determine a company's historical ability to service its indebtedness. You should not consider EBITDA to be an alternative to net income, as an indicator of CRC-Evans' operating performance or as an alternative to cash flow as a measure of liquidity.

                                  RISK FACTORS

YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS AND OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN THE SHARES.

THE PIPELINE CONSTRUCTION INDUSTRY IS CYCLICAL

CRC-Evans' revenues and profits would likely be hurt by reduced activity in the pipeline construction industry. This is because demand for CRC-Evans' equipment and services rises and falls based primarily on the level of new pipeline construction by major oil and gas transmission companies and, to a lesser extent, on the level of rehabilitation work on existing pipelines. Historically, the pipeline construction industry has been cyclical, with a number of factors influencing spending decisions in the industry, including:

  o   costs of producing and transporting oil and gas;

  o   conversion to natural gas for residential and power generation usage;

  o   discoveries of new oil and gas reserves;

  o   local and international political and economic conditions;

  o   technological advances;

  o   the ability of oil and gas transmission companies to generate capital;
      and

  o   current and projected oil and gas prices.

CRC-Evans cannot control these factors. If CRC-Evans' construction or rehabilitation projects were delayed or cancelled, the revenues and cash flow of CRC-Evans would be adversely impacted. Although
CRC-Evans seeks to mitigate revenue and cash flow fluctuations through the execution of its business strategy, CRC-Evans' revenues and cash flow will likely continue to be subject to substantial cyclical swings. In particular, CRC-Evans is aware of projects that would provide demand for its products and services being cancelled or delayed in the countries making up the former Soviet Union and Southeast Asia. The former Soviet Union has historically been a significant region for CRC-Evans. See "-- CRC-Evans' operations are focused on a few projects," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

CRC-EVANS HAS A LIMITED NUMBER OF MAJOR CUSTOMERS

CRC-Evans' success depends on keeping its current customers and building relationships with new customers. This is particularly true because CRC-Evans has a limited number of customers and potential customers. If CRC-Evans loses one or more of its major customers, its revenues and profits would likely decrease. Ten customers were responsible for 45% of CRC-Evans' total revenues in the period from June 12, 1997 to March 31, 1998. In addition, one customer accounted for approximately 11% of CRC-Evans' total revenues in the period from June 12, 1997 to March 31, 1998. Ten customers were responsible for 33% of CRC-Evans' total revenues in the fiscal year ended March 31, 1999. As a result of the small number of customers, CRC-Evans' accounts receivable are exposed to concentration risks, which risks are increased because its accounts receivable are generally not collateralized. See "Business -- Customers and contracts."

CRC-EVANS' OPERATIONS ARE FOCUSED ON A FEW PROJECTS

CRC-Evans' operations are usually focused on a few projects, because at any time there are a limited number of major pipeline construction projects worldwide. Accordingly, the status of these projects is critical to CRC-Evans' business. In addition, because CRC-Evans' operations are focused on only a few projects, the company is subject to variations in quarter to quarter financial results.

CRC-EVANS IS EXPOSED TO RISKS IN DEVELOPING AND OTHER COUNTRIES

Many of the developing countries in which CRC-Evans operates pose risks that are not found in developed countries. These risks include foreign currency restrictions, substantial exchange rate fluctuations, government seizure of assets, riots, government instability and underdeveloped legal systems. In addition, state-owned gas, oil and water pipeline companies are often CRC-Evans' major customers in these countries. These companies may choose not to use CRC-Evans' equipment or services for political reasons, or may be unable to do so if the government or local economy experiences problems. The legal risks in these countries are great, and can include unfair application of laws and regulations to foreign businesses, and unanticipated taxes of various kinds.

Recently, certain developing countries, particularly those in South America, Southeast Asia and the Former Soviet Union, have experienced substantial economic turmoil. If this turmoil continues or spreads to other developing countries, fewer pipelines may be built in these countries, which could result in lower demand for CRC-Evans' products and services. This would likely reduce CRC-Evans' revenues and income.

The following table shows investors, on the basis of revenues from the point of sale, some of the countries where CRC-Evans' operations have recently been concentrated:

                                                                                              HISTORICAL CRC-EVANS
                                                HISTORICAL PREDECESSOR BUSINESS            ---------------------------
                                       -------------------------------------------------    PERIOD FROM
                                                                                           JUNE 12, 1997      YEAR
                                         YEAR ENDED MARCH 31,      PERIOD FROM APRIL 1,         TO            ENDED
                                       -------------------------     1997 TO JUNE 11,        MARCH 31,      MARCH 31,
               COUNTRY                    1996          1997               1997                1998           1999
-------------------------------------  -----------   -----------   ---------------------   -------------   -----------
United States of America.............      19.5%         18.8%              24.6%               27.0%          34.9%
Canada...............................       7.9          12.0                4.4                10.6           21.1
United Kingdom.......................       7.1           6.4                7.6                 6.7            6.6
Brazil...............................       1.9           0.9                0.1                 3.9            4.0
Algeria..............................      20.3          13.1                5.5                 1.5            4.0
France...............................       1.3           3.5               10.6                 5.3            0.8
Russia...............................       9.6           8.1                9.1                 7.6            0.3
All others(1)........................      32.4          37.2               38.1                37.4           28.3
                                       -----------   -----------          ------           -------------   -----------
     Total Revenues..................     100.0%        100.0%             100.0%              100.0%         100.0%
                                       ===========   ===========          ======           =============   ===========

---------------------------

(1) This includes Saudi Arabia, Egypt, Bolivia, Norway, Greece, Malaysia, UAE, the Netherlands and others, none of which accounted for more than 6% of revenues in the year ended March 31, 1999.

ACCIDENTS INVOLVING CRC-EVANS' EQUIPMENT COULD EXPOSE CRC-EVANS TO LITIGATION

Like most large pieces of construction equipment, operating CRC-Evans' equipment involves a certain degree of risk to the operator and those working in the vicinity. If there is a defect or malfunction in CRC-Evans' equipment, the results can include injury or loss of life and damage to property. If any of these happened, CRC-Evans could lose revenues, face higher costs or be sued. Litigation arising from such an occurrence could result in CRC-Evans being named as a defendant in lawsuits asserting large claims.

CRC-Evans maintains insurance to cover its losses in these situations. However, this insurance may be insufficient to pay for all or a large part of these losses. If CRC-Evans' insurance did not pay for these losses, its income would fall. In addition, CRC-Evans may not be able to maintain its insurance if insurance rates or insurance industry policies change. See
"Business -- Insurance."

ACQUISITIONS CAN ADVERSELY EFFECT CRC-EVANS' PERFORMANCE

CRC-Evans' growth strategy, which includes acquiring other companies and product lines, exposes CRC-Evans to risks outside the ordinary course of business. After an acquisition, CRC-Evans must devote significant management resources integrating the newly acquired company or assets which could adversely affect its existing business. CRC-Evans also could have lower income and cash flow over the short-term while the newly acquired company or assets are being integrated with CRC-Evans' existing business. In addition, if the integration of the new company or assets does not work, CRC-Evans could be adversely affected over the longer-term. Furthermore, if CRC-Evans acquires an operating business, it may incorrectly value the business, or it may be subject to liabilities that were not discovered in the due diligence before the acquisition.

CRC-Evans cannot predict whether it will be able to find good acquisition candidates. Even if it finds a good acquisition candidate, it may be unable to complete the acquisition for any number of reasons, including the inability to obtain capital to finance the acquisition. If CRC-Evans makes an acquisition, it may issue new stock or incur debt to pay for the acquired company. If it issues stock, the issuance could result in substantial dilution to CRC-Evans' then existing stockholders. In addition, CRC-Evans may need to use a large part of its cash resources or its borrowing capacity for a single acquisition.

GOVERNMENT REGULATION MAY DECREASE CRC-EVANS' REVENUES AND PROFITS

The governments of the countries where CRC-Evans operates regulate its business in many ways including local currency controls, taxes imposed on CRC-Evans and its employees, trade restrictions, including embargos, and rules controlling its use of local workers and suppliers. Because the demand for CRC-Evans' products and services depends primarily on the oil and gas pipeline construction industry, regulations which affect this industry also affect CRC-Evans' business. If the countries in which CRC-Evans operates change their regulations or impose new regulations, CRC-Evans' revenues and profits could decrease. CRC-Evans cannot predict how regulations might change and, therefore, cannot predict whether regulatory changes will hurt its business. See
"Business -- Government regulation -- General."

CRC-EVANS MAY BE REQUIRED TO DEVOTE SUBSTANTIAL RESOURCES TO COMPLY WITH ENVIRONMENTAL LAWS

CRC-Evans' equipment is often used in sensitive environmental areas such as rivers, lakes and wetlands. If CRC-Evans' equipment does not perform properly in these areas, environmental damage could occur, such as from the release of a hazardous substance. In addition, the pipeline coating materials removed during pipeline rehabilitation often contain hazardous substances and, therefore, are subject to environmental regulation. Some environmental laws impose joint and several strict liability for cleanup after the release of a hazardous substance. This means that CRC-Evans might have to pay for cleanup even if it was not at fault or was complying with all environmental laws. If there is a release of a hazardous substance, CRC-Evans might also be sued for personal injury or property damage if people or property are exposed to the substance. See "Business -- Government regulation -- Environmental."

CRC-Evans' operations may be subject to the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act, the Oil Pollution Act of 1990, the Endangered Species Act and the Toxic Substances Control Act and comparable foreign and state statutes and regulations. Violation of these laws could expose CRC-Evans to substantial monetary penalties and injunctions.

CRC-EVANS COMPETES WITH PIPELINE CONSTRUCTION EQUIPMENT AND SERVICE COMPANIES AND ITS CUSTOMERS THAT INTERNALLY PROVIDE CRC-EVANS' PRODUCTS AND SERVICES

CRC-Evans expects the pipeline construction equipment business to remain very competitive. CRC-Evans competes on the basis of a number of factors, including price, customer service, satisfying technical specifications, flexibility in meeting customer needs and the quality and reliability of its equipment. CRC-Evans' competitors include many smaller pipeline construction equipment companies worldwide and several business units of larger companies. In addition, certain major contractors, who are often CRC-Evans' customers, have chosen and may continue to choose to build their own specialized pipeline construction equipment and perform on their own services CRC-Evans provides, which could reduce its revenues or income. See "Business -- Competition."

DEPENDENCE ON KEY PERSONNEL

Because CRC-Evans' success has been and will continue to be highly dependent on the efforts and skills of its senior management, if it were to lose any of its senior management, its operations could be disrupted. CRC-Evans maintains a $1 million "key man" life insurance policy on its Chief Executive Officer, M. Timothy Carey, but does not insure any other senior managers. In addition, CRC-Evans' future success depends on its ability to find and retain new key management personnel, which it may not be able to do successfully. See "Management."

PURCHASERS OF THE COMMON STOCK WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL
DILUTION

Purchasers of common stock will experience immediate and substantial dilution in net tangible book value of $8.57 per share based on an assumed initial public offering price of $15.00 per share (the midpoint of the range of initial public offering prices set forth on the cover page of this prospectus). See
"Dilution."

PERCENTAGE OWNERSHIP WILL BE REDUCED IF CRC-EVANS ISSUES NEW SHARES

Investors' percentage ownership of CRC-Evans would be reduced if shares are issued in connection with acquisitions, exercise of stock options, or for other reasons. CRC-Evans can issue all (up to a total of 14,460,320) of its authorized but unissued shares without receiving stockholder approval. CRC-Evans might issue these shares to acquire another company or to raise money. In addition, CRC-Evans has reserved 1,245,160 shares of common stock for issuance under its various employee stock option plans. There are currently outstanding options to purchase 670,160 shares of common stock, all of which will be exercisable at the close of this offering. CRC-Evans may also have trouble raising additional capital because of the possible dilution that could occur upon exercise of options granted under stock option plans. See "Management -- Stock option plans" and "Description of Capital Stock."

SHARE PRICE MAY DECLINE BECAUSE OF SHARES ELIGIBLE FOR FUTURE SALE

Actual sales or the possibility of sales of substantial amounts of common stock from any sources may adversely affect the price of CRC-Evans' common stock and impede CRC-Evans' ability to raise capital by issuing more equity securities. See "Shares Eligible for Future Sale."

Upon completion of the offering, there will be 9,294,520 shares of common stock outstanding (or up to 9,744,520 shares if the underwriters' over-allotment option is exercised). All of the shares sold in the offering will be freely transferable without restriction by the Securities Act, except for shares purchased by affiliates of CRC-Evans.

The remaining 6,294,520 shares outstanding after the offering cannot be sold unless the sale is registered under the Securities Act or an exemption from registration is available, including the exemption provided by Rule 144 under the Securities Act.

Some of CRC-Evans' stockholders have signed a Registration Rights Agreement with CRC-Evans which allows them to require CRC-Evans to register for public sale their shares of common stock. The parties to this Agreement have agreed that they will not sell or otherwise dispose of their common stock for 180 days after the date of this prospectus, unless CIBC World Markets Corp. consents. See "Description of Capital Stock."

CRC-Evans has reserved 1,245,160 shares of common stock for issuance under its outstanding stock options and under its stock incentive plan. Of these, 670,160 shares of common stock are issuable upon the exercise of outstanding stock options, all of which will be exercisable at the close of this offering. CRC-Evans intends to issue an additional 40,000 stock options concurrently with the close of this offering. CRC-Evans will register the offering and sale of common stock which can be issued under its stock option plans. See
"Management -- Stock option plans."

CRC-EVANS' SIGNIFICANT STOCKHOLDERS WILL CONTROL IT

At the closing, CRC-Evans' officers, directors and principal stockholders will beneficially own approximately 59.3% of the common stock. As a result, these stockholders will be able to elect a majority or all of the Board of Directors, and, in general, determine (without the consent of CRC-Evans' other stockholders) the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including mergers, consolidations and the sale of all or substantially all of CRC-Evans' assets. These stockholders will be able to prevent or cause a change in control of the company. See "Principal Stockholders" and "Description of Capital Stock."

                           FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus contains forward-looking statements within the meaning of the federal securities laws. These statements include, among others, the following: plans for, and successful closing and integration of, future acquisitions, CRC-Evans' capacity to integrate successfully acquisitions that have already been completed, the adequacy of anticipated sources of cash, including the proceeds from this offering, to fund CRC-Evans' future capital requirements and statements with respect to areas of potential growth. These statements may be found under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Consolidated Financial Data" and
"Business" as well as elsewhere herein. Forward-looking statements typically are identified by use of terms such as "may," "will," "should,"
"expect," "anticipate," "estimate" and similar words, although some forward-looking statements are expressed differently. You should be aware that CRC-Evans' actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including: general economic conditions, labor costs, competition, pipeline construction and rehabilitation activity worldwide, sufficiency of capital resources, ability to integrate acquired businesses successfully, potential adverse economic and political conditions and unanticipated difficulties in product and services development. You should also consider carefully the statements under "Risk Factors" and other sections of this prospectus, which address additional factors that could cause CRC-Evans' actual results to differ from those set forth in the forward-looking statements. YOU SHOULD BE AWARE THAT THE SAFE HARBOR PROTECTIONS WITH RESPECT TO FORWARD-LOOKING STATEMENTS AFFORDED BY
SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE SECURITIES EXCHANGE ACT ARE NOT APPLICABLE TO INITIAL PUBLIC OFFERINGS.

                                USE OF PROCEEDS

CRC-Evans estimates that the net proceeds from the sale of the shares of common stock it is offering will be approximately $40.8 million. If the underwriters fully exercise the over-allotment option, the net proceeds to CRC-Evans will be approximately $47.1 million. "Net proceeds" is what CRC-Evans expects to receive after paying the underwriting discount and other expenses of the offering. For the purpose of estimating net proceeds, CRC-Evans is assuming the public offering price will be $15.00 per share.

CRC-Evans intends to use the net proceeds as follows:

   o approximately $35.0 million to repay indebtedness under its credit facility,

   o approximately $1.9 million to repay its 12% subordinated notes due 2002, and

   o the remainder for working capital and general corporate purposes, including strategic acquisitions.

Until CRC-Evans uses the net proceeds of the offering for these purposes, it intends to invest the net proceeds in short-term, investment grade, interest bearing securities.

As part of the June 1997 buyout, CRC-Evans entered into its credit facility with a syndicate of banks led by BankBoston for up to a maximum of $45 million, of which:

  o   $20.0 million was a revolving line of credit,

  o   $20.0 million was a six-year term loan, and

  o approximately $5.0 million was a revolving line of credit denominated in British pounds.

On July 3, 1998, the credit facility was amended to provide for $17.5 million and 1.45 million of availability to finance acquisitions and growth capital expenditures, and $5 million of additional revolving line of credit availability for working capital purposes.

CRC-Evans borrowed approximately $32.5 million to finance the June 1997 buyout. In addition, since July 3, 1998, CRC-Evans has borrowed $11.0 million and
 5/81.3 million under the credit facility principally to finance acquisitions and major capital expenditures.

As of May 31, 1999, CRC-Evans had approximately $35 million of senior debt outstanding as follows:

                                     AMOUNT OUTSTANDING(1)
                                     (DOLLARS IN MILLIONS)      INTEREST RATE            MATURITY
                                     ---------------------      -------------         ---------------
Term
     U.S.............................         $16.1               6.75%(2)              June 12, 2003
Revolving
     U.S.............................          11.0(3)            6.75%(2)              June 12, 2003
                                               3.0                8.00%(2)              June 12, 2003
     U.K.............................           4.9(4)            7.88%(5)              June 12, 2003

---------------------------

(1) Principal payments on the term loan and the converting portions of the revolving line of credit are to be made on a formula-based amortization schedule beginning September 30, 1997 and March 31, 2000, respectively.

(2) The interest rate is calculated based on the higher of (a) BankBoston's base rate and (b) 0.5% above the federal funds effective rate plus 0.25% to 1%. CRC-Evans may elect to borrow at an interest rate equal to the Eurodollar rate plus 1.75% to 2.50%.

(3) If still outstanding, this indebtedness would convert into a term loan on December 31, 1999.

(4) If still outstanding, $2.1 million of the $4.9 million outstanding would convert into a term loan on December 31, 1999.

(5) The interest rate is calculated based on LIBOR plus 1%.

                                DIVIDEND POLICY

CRC-Evans has never declared or paid any cash dividends on its common stock. In addition, CRC-Evans' credit facility prohibits it from paying dividends on its common stock. Following the offering, CRC-Evans intends to retain any future earnings to fund growth and does not anticipate paying any cash dividends in the foreseeable future. Any future determination as to CRC-Evans' dividend policy will be made at the discretion of its Board of Directors and will depend on a number of factors, including future earnings, capital requirements, financial condition and future prospects, restrictions on dividend payments pursuant to credit or other agreements and such other factors as the Board of Directors may deem relevant. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and capital resources."

                                 CAPITALIZATION

The following table shows:

  o   The capitalization of CRC-Evans on March 31, 1999.

  o The capitalization of CRC-Evans on March 31, 1999, assuming the completion of the offering at an assumed public offering price of $15.00 per share and the use of the net proceeds as described under "Use of Proceeds."

                                             MARCH 31, 1999
                                        -------------------------
                                        HISTORICAL    AS ADJUSTED
                                        ----------    -----------
                                         (dollars in thousands)
Cash.................................    $  7,724       $12,088
                                        ==========    ===========
Long-term debt, excluding current
  installments.......................    $ 31,823       $   262
12% subordinated notes due 2002......       1,919        --
                                        ----------    -----------
     Total long-term debt............      33,742           262
                                        ----------    -----------
Stockholders' equity:
Common stock, $0.01 par value,
  25,000,000 shares authorized,
  6,294,520 shares issued and
  outstanding, actual; 9,294,520
  shares issued and outstanding, as
  adjusted(1)........................      15,223        55,992
Preferred stock, $0.01 par value,
  2,500,000 shares authorized, no
  shares issued and outstanding,
  actual; no shares issued and
  outstanding, as adjusted...........      --            --
Retained earnings....................       9,151         9,151
Less notes receivable from
  shareholders.......................      (2,028)       (2,028)
Cumulative foreign currency
  translation adjustment.............        (267)         (267)
                                        ----------    -----------
     Total stockholders' equity......      22,079        62,848
                                        ----------    -----------
          Total capitalization.......    $ 55,821       $63,110
                                        ==========    ===========

---------------------------

(1) Excludes 670,160 shares of common stock that could be issued upon the exercise of outstanding stock options, all of which will be exercisable upon the close of this offering, and 40,000 shares of common stock that could be issued upon the exercise of stock options that CRC-Evans intends to issue concurrently with the close of this offering.

                                    DILUTION

CRC-Evans' net tangible book value on March 31, 1999 was $19.0 million, or $3.01 per share. "Net tangible book value" is total assets minus the sum of liabilities and intangible assets. "Net tangible book value per share" is net tangible book value divided by the total number of shares outstanding before the offering.

After giving effect to certain adjustments relating to the offering, CRC-Evans' pro forma net tangible book value on March 31, 1999 would have been $59.7 million or $6.43 per share. The adjustments made to determine pro forma net tangible book value per share are the following:

  o An increase in total assets and a decrease in total debt to reflect receipt of the net proceeds of the offering as described under "Use of Proceeds" (assuming that the public offering price will be $15.00 per share).

  o The addition of the number of shares offered by this prospectus to the number of shares outstanding.

The following table illustrates the pro forma increase in net tangible book value of $3.42 per share and the dilution (the difference between the offering price per share and net tangible book value per share) to new investors:

Assumed public offering price per
  share..............................             $   15.00
Net tangible book value per share as
  of March 31, 1999..................  $    3.01
Increase in net tangible book value
  per share attributable to the
  offering...........................       3.42
                                       ---------
Pro forma net tangible book value per
  share, as of March 31, 1999, after
  giving effect to the offering......                  6.43
                                                  ---------
Dilution per share to new investors
  in the offering....................             $    8.57
                                                  =========

The following table shows the difference between existing stockholders and new investors with respect to the number of shares purchased from CRC-Evans, the total consideration paid and the average price paid per share. The table assumes that the public offering price will be $15.00 per share.

                                         SHARES PURCHASED       TOTAL CONSIDERATION
                                       --------------------   -----------------------     AVERAGE PRICE
                                         NUMBER     PERCENT      AMOUNT       PERCENT       PER SHARE
                                       ----------   -------   -------------   -------     -------------
Existing stockholders................   6,294,520     67.7%   $  14,382,979     24.2%        $  2.28
New investors........................   3,000,000     32.3       45,000,000     75.8           15.00
                                       ----------   -------   -------------   -------
     Total...........................   9,294,520    100.0%   $  59,382,979    100.0%
                                       ==========   =======   =============   =======

The foregoing tables exclude the effect of:

   o 670,160 shares of common stock issuable upon exercise of outstanding stock options, all of which will be exercisable upon the close of this offering, and which were granted to officers, employees and consultants at a weighted average exercise price of $2.78 per share, and

   o 40,000 shares of common stock issuable upon exercise of stock options to be granted to outside directors upon the close of this offering.

To the extent any of the outstanding options or warrants are exercised, there will be further dilution to stockholders. See "Management -- Stock option plans."

                      SELECTED CONSOLIDATED FINANCIAL DATA

This section presents selected historical financial data of CRC-Evans. You should read carefully the financial statements included in this prospectus, including the notes to the financial statements. The selected data in this section is not intended to replace the financial statements. The data for the year ended March 31, 1997 and the periods from April 1, 1997 to June 11, 1997, from June 12, 1997 to March 31, 1998 and the year ended March 31, 1999 are derived from the audited financial statements of CRC-Evans and its predecessors.

                                                            PREDECESSOR BUSINESS                                CRC-EVANS
                                          ---------------------------------------------------------     -------------------------
                                                                                       PERIOD FROM      PERIOD FROM
                                                                                         APRIL 1,         JUNE 12,
                                                     YEAR ENDED MARCH 31,                  1997             1997       YEAR ENDED
                                          ------------------------------------------   TO JUNE 11,      TO MARCH 31,   MARCH 31,
                                            1994       1995       1996       1997          1997             1998          1999
                                          ---------  ---------  ---------  ---------   ------------     ------------   ----------
                                                               (dollars in thousands, except per share data)
STATEMENT OF EARNINGS DATA:
Revenues:
  Sales revenue.........................  $  20,843  $  30,838  $  25,325  $  26,082     $  5,687        $   23,850    $  33,777
  Rental and service revenue............     31,029     35,717     39,329     43,293        6,928            28,254       63,926
                                          ---------  ---------  ---------  ---------   ------------     ------------   ----------
Total revenues..........................     51,872     66,555     64,654     69,375       12,615            52,104       97,703
                                          ---------  ---------  ---------  ---------   ------------     ------------   ----------
Cost of revenues:
  Cost of sales revenue.................     15,128     26,398     16,595     18,373        3,712            16,096       22,898
  Cost of rental and service revenue....     21,695     24,391     29,256     28,303        5,451            18,574       34,519
                                          ---------  ---------  ---------  ---------   ------------     ------------   ----------
Total cost of revenues..................     36,823     50,789     45,851     46,676        9,163            34,670       57,417
                                          ---------  ---------  ---------  ---------   ------------     ------------   ----------
Gross profit............................     15,049     15,766     18,803     22,699        3,452            17,434       40,286
Operating expenses:
  Selling, general and administrative...     12,656     12,955     13,056     13,018        3,016            10,114       20,621
  Non-cash stock compensation expense...     --         --         --         --           --               --             4,425
  Research and development..............        731        703        856        754          153               951        1,688
  Other expenses (income)...............          4       (267)     2,750        367         (153)               79         (530)
                                          ---------  ---------  ---------  ---------   ------------     ------------   ----------
Operating income........................      1,658      2,375      2,141      8,560          436             6,290       14,082
Interest expense (income)...............       (642)       213       (246)      (689)         (50)            2,411        3,098
                                          ---------  ---------  ---------  ---------   ------------     ------------   ----------
Income before income taxes..............      2,300      2,162      2,387      9,249          486             3,879       10,984
Income tax expense......................        445        799        889      3,359          207             1,536        4,176
                                          ---------  ---------  ---------  ---------   ------------     ------------   ----------
Net income..............................  $   1,855  $   1,363  $   1,498  $   5,890     $    279        $    2,343    $   6,808
                                          =========  =========  =========  =========   ============     ============   ==========
NET EARNINGS PER SHARE:
Basic...................................                                                                 $     0.59    $    1.14
Diluted.................................                                                                       0.57         1.04
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic...................................                                                                  4,000,000    5,981,645
Diluted.................................                                                                  4,120,000    6,566,904
OTHER FINANCIAL DATA:
EBITDA..................................  $   6,365  $   7,207  $   6,978  $  10,847     $    824        $    8,631    $  22,507
Depreciation and amortization...........      4,707      4,832      4,836      2,287          388             2,341        4,000
Net cash provided by (used in) operating
  activities(1).........................                            9,005      3,061         (231)            3,002       17,543
Net cash provided by (used in) investing
  activities(1).........................                             (464)    (2,367)         (37)          (41,047)     (19,120)
Net cash provided by (used in) financing
  activities(1).........................                           (9,250)       815       (2,950)           39,562        8,051
Capital expenditures (excluding
  acquisitions).........................                              464      2,367           37             1,083        7,164
BALANCE SHEET DATA:
Working capital.........................  $  21,267  $  24,435  $  19,663  $  25,792     $ 23,895        $   24,064    $  29,163
Total assets............................     50,612     53,177     40,501     48,034       46,503            56,352       88,259
Total long-term debt, excluding current
  installments..........................      1,225      1,040     --         --           --                29,019       31,823
Total liabilities.......................     13,981     18,482     12,659     13,172       14,013            46,748       66,181
Total equity............................     36,631     34,695     27,842     34,862       32,490             9,604       22,078


---------------------------

(1) Net cash provided by operating activities, net cash provided by investing activities and net cash provided by financing activities are not available for the years ended March 31, 1994 and 1995 for the Predecessor Business.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

YOU SHOULD READ THIS DISCUSSION TOGETHER WITH THE FINANCIAL STATEMENTS AND OTHER INFORMATION INCLUDED IN THIS PROSPECTUS.

OVERVIEW

CRC-Evans has been under its current ownership since June 12, 1997, when certain members of management, together with Natural Gas Partners and Equus, purchased CRC-Evans' business and assets from Weatherford Enterra.

CRC-Evans provides equipment and services, primarily to pipeline contractors in the pipeline construction industry, which are essential to the successful completion of a pipeline construction project within budget and on time. CRC-Evans sells and rents automatic pipeline welding systems, pipe bending equipment, line-up clamps, pipe coating plants, coating and cleaning equipment, pipeline rehabilitation equipment and lay barge pipe handling equipment. CRC-Evans also provides specialized services including joint coating, cement weighting, induction and resistance heating, and automatic welding systems training and supervision.

CRC-Evans' business is seasonal. In the United States, CRC-Evans' highest level of sales and rentals generally occur from April through November of each year, mainly due to the constraints on pipeline construction during the winter months. Canadian pipeline construction is also seasonal but consists of a summer and a winter pipeline construction season. There is no significant seasonality with respect to the aggregate of other international operations in the pipeline construction industry. CRC-Evans' pipeline equipment is generally rented in the United States and Canada and, with the exception of automatic welding equipment, sold internationally.

CRC-Evans' revenues are heavily influenced by natural gas demand growth as the company derives the majority of its revenues from the construction of natural gas pipelines. CRC-Evans derives its revenue from contracts or purchase orders with durations from less than a week to several months and, occasionally, for greater than one year. CRC-Evans obtains contracts for its work primarily by competitive bidding or through negotiations with long-standing clients. Large projects can cause variability in CRC-Evans' quarterly results. This factor, as well as external factors, such as weather, client financial condition and financing requirements, labor, governmental regulations and politics may affect a project's timing, progress and completion date and the resulting timing of revenue recognition. In addition, the pipeline construction industry is cyclical, and demand for CRC-Evans' equipment and services rises and falls based primarily on the level of new pipeline construction by major oil and gas pipeline construction companies as well as the level of rehabilitation work on existing pipelines. CRC-Evans' revenues and cash flow have been and will likely continue to be subject to substantial cyclical swings.

CRC-Evans recognizes sales revenue when it ships equipment, rental revenue ratably over the term of the rental agreement and service revenue when it renders the services. Because of the character of its business, CRC-Evans believes that quarter-to-quarter comparisons of operating results may not always be meaningful and that its operating results should be evaluated over a sufficiently long time horizon to gauge the effects of large projects.

RESULTS OF OPERATIONS

The following table sets forth the relationship (in percentage terms) to the related line items of certain revenues and expenses. In order to facilitate management's discussion, the results for the twelve months ended March 31, 1998 combine the activities of the Predecessor Business for the period from April 1, 1997 to June 11, 1997 with the activities of CRC-Evans for the period from June 12, 1997 to March 31, 1998.

                                             PREDECESSOR BUSINESS
                                       --------------------------------     CRC-EVANS      COMBINED
                                                               PERIOD      -----------    -----------    CRC-EVANS
                                                                FROM       PERIOD FROM      TWELVE       ----------
                                       YEAR ENDED MARCH 31,   APRIL 1,      JUNE 12,        MONTHS          YEAR
                                                               1997 TO       1997 TO         ENDED         ENDED
                                       --------------------   JUNE 11,      MARCH 31,      MARCH 31,     MARCH 31,
                                         1996       1997        1997          1998           1998           1999
                                       ---------  ---------   ---------    -----------    -----------    ----------
OPERATING DATA:
Revenues:
  Sales revenue......................       39.2%      37.6%     45.1%         45.8%          45.6%          34.6%
  Rental and service revenue.........       60.8       62.4      54.9          54.2           54.4           65.4
  Total Revenues.....................      100.0      100.0     100.0         100.0          100.0          100.0
Cost of revenues:
  Cost of sales revenue..............       65.5       70.4      65.3          67.5           67.1           67.8
  Cost of rental and service
    revenue..........................       74.4       65.4      78.7          65.7           68.3           54.0
Total cost of revenues...............       70.9       67.3      72.6          66.5           67.7           58.8
Gross profit.........................       29.1       32.7      27.4          33.5           32.3           41.2
Operating expenses:
  Selling, general and
    administrative...................       20.2       18.8      23.9          19.4           20.3           21.1
  Non-cash stock compensation
    expense..........................     --         --         --            --             --               4.5
  Research and development...........        1.3        1.1       1.2           1.8            1.7            1.7
  Other expenses (income)............        4.3        0.5      (1.2)          0.2           (0.1)          (0.5)
Operating income.....................        3.3       12.3       3.5          12.1           10.4           14.4
Interest expense (income)............       (0.4)      (1.0)     (0.4)          4.6            3.6            3.2
Income before income tax.............        3.7       13.3       3.9           7.4            6.7           11.2
Income tax expense...................       37.2       36.3      42.6          39.6           39.9           38.0
Net income...........................        2.3%       8.5%      2.2%          4.5%           4.1%           7.0%

RESULTS OF OPERATIONS FOR THE YEAR ENDED MARCH 31, 1999 COMPARED TO THE COMBINED TWELVE MONTHS ENDED MARCH 31, 1998

SALES REVENUE. Sales revenue increased to $33.8 million in the year ended March 31, 1999 from a combined $29.5 million for the twelve months ended March 31, 1998, representing an increase of 14.4%. This increase was attributable to the acquisition of the concrete weighting operations of B.L. Key Services, L.L.C. on April 1, 1998. The increase was partially offset by a 22.9% decrease in pipeline product sales.

RENTAL AND SERVICE REVENUE. Rental and service revenue increased to $63.9 million for the year ended March 31, 1999 from a combined $35.2 million for the twelve months ended March 31, 1998, representing an increase of 81.7%. This increase was primarily attributable to increased pipeline construction activity in North and South America. To a lesser extent revenues increased as a result of the acquisition in May 1998 of additional pipeline construction equipment assets.

COST OF SALES REVENUE. Cost of sales revenue increased to $22.9 million for the year ended March 31, 1999 from a combined $19.8 million for the twelve months ended March 31, 1998, representing an increase of 15.6%. This increase was attributable to increases in sales volume. Cost of sales as a percentage of sales revenue was 67.8% for the year ended March 31, 1999 and 67.1% for the combined twelve months ended March 31, 1998.

COST OF RENTAL AND SERVICE REVENUE. Cost of rental and service revenue increased to $34.5 million for the year ended March 31, 1999 from a combined $24.0 million for the twelve months ended March 31, 1998, representing an increase of 43.7%. This increase was attributable to increased rental and service activities. Costs as a percentage of rental and service revenue declined from 68.3% for the combined twelve months ended March 31, 1998 to 54.0% for the year ended March 31, 1999. This reduction in costs was due to

CRC Evans' participation in longer-term projects, which reduced equipment overhaul costs as a percentage of revenue.

GROSS PROFIT. Gross profit increased to $40.3 million for the year ended March 31, 1999 from a combined $20.9 million for the twelve months ended March 31, 1998, representing an increase of 92.9%. Gross profit as a percentage of total revenues increased 27.6% due to a higher proportion of revenue being derived from rentals. Rental income typically generates higher margins for CRC-Evans.

SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased to $20.6 million for the year ended March 31, 1999 from a combined $13.1 million for the twelve months ended March 31, 1998, representing an increase of 57.1%. This increase is attributable in part to $1.1 million of additional costs associated with the operations of B.L. Key Services acquired in April 1998; $1.4 million for management shareholders' special bonuses; a $1.0 million increase in management incentive compensation; and a $500,000 increase in 401K matching contributions. As a percentage of total revenues, selling, general and administrative expenses increased 3.9% from 20.3% to 21.1%.

STOCK COMPENSATION EXPENSE. Stock compensation expense represents the difference between the estimated fair market value of $15.00 per share and the option exercise price of $2.78 per share.

RESEARCH AND DEVELOPMENT. Research and development expenses increased to $1.7 million for the year ended March 31, 1999 from a combined $1.1 million for the twelve months ended March 31, 1998, representing an increase of 52.9%.

OPERATING INCOME. Operating income increased to $14.1 million for the year ended March 31, 1999 from a combined $6.7 million for the twelve months ended March 31, 1998, representing an increase of 109.4% due to increased revenue and improvements in gross profit margins.

INTEREST EXPENSE. Interest expense increased to $3.1 million for the year ended March 31, 1999 from a combined $2.4 million for the twelve months ended March 31, 1998, representing an increase of 31.2%. This increase was a result of an increased debt level incurred due to acquisitions during the year ended March 31, 1999.

RESULTS OF OPERATIONS FOR THE COMBINED TWELVE MONTHS ENDED MARCH 31, 1998 COMPARED TO YEAR
ENDED MARCH 31, 1997

SALES REVENUE. Sales revenue increased to a combined $29.5 million for the twelve months ended March 31, 1998 from $26.1 million for the year ended March 31, 1997, representing an increase of 13.2%. This increase was a result of an increase in global pipeline construction activity, primarily in North and South America, and non-recurring automatic welding sales.

RENTAL AND SERVICE REVENUE. Rental and service revenue decreased to a combined $35.2 million for the twelve months ended March 31, 1998 from $43.3 million for the year ended March 31, 1997, representing a decrease of 18.7%. This decrease was attributable to unusually large contracts in Algeria for joint coating products and services and, to a lesser extent, automatic welding, which contracts were completed in 1997.

COST OF SALES REVENUE. Cost of sales revenue increased to a combined $19.8 million for the twelve months ended March 31, 1998 from $18.4 million for the year ended March 31, 1997, representing an increase of 7.8% due to increased sales activity. The cost of equipment sales as a percentage of equipment sales revenue decreased 4.7% due to a higher proportion of CRC-Evans' sales being of higher margin products.

COST OF RENTAL AND SERVICE REVENUE. Cost of rental and service revenue decreased to a combined $24.0 million for the twelve months ended March 31, 1998 from $28.3 million for the year ended March 31, 1997, representing a decrease of 15.1% due to lower rentals and services related to large contracts in Algeria completed in 1997. Costs of rental and service revenue as a percentage of rental and service revenue increased approximately 4.4% as a result of lower rental and service revenue.

GROSS PROFIT. Gross profit decreased to a combined $20.9 million for the twelve months ended March 31, 1998 from $22.7 million for the year ended March 31, 1997, representing a decrease of 8.0%. Gross profit as a percentage of total revenues decreased 1.2%, which was primarily due to lower rental and services revenue, which typically generate higher margins for CRC-Evans than equipment sales and service revenue.

SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased to a combined $13.1 million for the twelve months ended March 31, 1998 from $13.0 million for the year ended March 31, 1997, representing an increase of less than 1%.

RESEARCH AND DEVELOPMENT. Research and development expenses increased to a combined $1.1 million for the twelve months ended March 31, 1998 from $0.8 million for the year ended March 31, 1997.

OPERATING INCOME. Operating income decreased to a combined $6.7 million for the twelve months ended March 31, 1998 from $8.6 million for the year ended March 31, 1997, representing a decrease of 21.4% which was primarily due to lower total revenues.

INTEREST EXPENSE. Interest expense increased to a combined $2.4 million for the twelve months ended March 31, 1998 from interest income of $0.7 million for the year ended March 31, 1997. This increase is attributable to the debt incurred to complete the June 1997 buyout and for working capital.

RESULTS OF OPERATIONS FOR THE YEAR ENDED MARCH 31, 1997 COMPARED TO THE YEAR ENDED MARCH 31, 1996

SALES REVENUE. Sales revenue increased to $26.1 million for the year ended March 31, 1997 from $25.3 million in the year ended March 31, 1996, representing an increase of 3.0% as a result of slight increases in demand for CRC-Evans' products.

RENTAL AND SERVICE REVENUE. Rental and service revenue increased to $43.3 million for the year ended March 31, 1997 from $39.3 million in the year ended March 31, 1996, representing an increase of 10.1%. This increase was primarily due to increased demand for automatic welding rentals and services.

COST OF SALES REVENUE. Cost of sales revenue increased to $18.4 million for the year ended March 31, 1997 from $16.6 million in the year ended March 31, 1996, representing an increase of 10.7%. The cost of equipment sales as a percentage of equipment sales revenue increased 7.5% primarily due to a higher proportion of sales of lower margin products.

COST OF RENTAL AND SERVICE REVENUE. Cost of rental and service revenue decreased to $28.3 million for the year ended March 31, 1997 from $29.3 million for the year ended March 31, 1996, representing a decrease of 3.3%. The cost of rental and service revenue as a percentage of rental and service revenue decreased 12.1% primarily due to participation in longer-term projects thereby reducing equipment overhaul costs as a percentage of revenue.

GROSS PROFIT. Gross profit increased to $22.7 million for the year ended March 31, 1997 from $18.8 million in the year ended March 31, 1996, representing an increase of 20.7%. Gross profit as a percentage of total revenues increased 12.4% due to a relatively greater increase in rental income which typically generates higher margins for CRC-Evans than equipment sales and service revenue.

SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses decreased to $13.0 million for the year ended March 31, 1997 from $13.1 million for the year ended March 31, 1996, representing a decrease of 0.3% primarily because selling, general and administrative expenses are relatively fixed.

RESEARCH AND DEVELOPMENT. Research and development expenses decreased to $0.8 million for the year ended March 31, 1997 from $0.9 million for the year ended March 31, 1996, representing a decrease of 11.9%.

OPERATING INCOME. Operating income increased to $8.6 million for the year ended March 31, 1997 from $2.1 million in the year ended March 31, 1996, representing an increase of 299.8% due to increased revenues and improvement in operating expense margins.

LIQUIDITY AND CAPITAL RESOURCES

CRC-Evans intends to pursue a growth-oriented strategy, which is to be implemented by:

   o  expanding international operations,

   o  adding related products and services,

   o  making strategic acquisitions, and

   o  extending and leveraging its technological leadership.

CRC-Evans is currently evaluating certain business acquisition and expansion opportunities, but currently has no binding contracts or capital commitments relating to any potential acquisitions or developments. See

"Prospectus Summary -- Recent Developments" and "Risk Factors -- Acquisitions can adversely effect CRC-Evans' performance."

Net cash provided by operating activities for the period from June 12, 1997 to March 31, 1998 was $3.0 million. For the year ended March 31, 1999, net cash provided by operating activities was $17.5 million. Improvements in cash flow from operating activities are principally the result of an increase in the level of pipeline construction which had a positive effect on all of CRC-Evans' operations.

Capital expenditures, excluding acquisitions, were $1.1 million and $7.2 million for the period from June 12, 1997 to March 31, 1998 and the year ended March 31, 1999, respectively.

Principal payments on long-term debt were $1.5 million and $16.9 million for the period June 12, 1997 to March 31, 1998 and the year ended March 31, 1999, respectively. Capital expenditures for CRC-Evans, excluding acquisitions, for the year ending March 31, 2000 are expected to be approximately $3.5 million.

On May 20, 1998, CRC-Evans issued 995,640 shares of common stock to each of Natural Gas Partners and Equus and 235,240 shares of common stock to certain members of management for aggregate proceeds of approximately $5.1 million.

Assuming the completion of this offering, CRC-Evans will recognize an additional $3.8 million of non-cash stock compensation expense in fiscal year 2000.

As of May 31, 1999, the principal amount of outstanding indebtedness under the credit facility for the U.S. revolver, U.K. revolver and term loan was $14.0 million, approximately $4.9 million and $16.1 million, respectively, of which $11.0 million of the U.S. revolver and $2.1 million of the U.K. revolver will convert into a term loan on December 31, 1999. The current maturity of the credit facility is June 12, 2003; however, principal payments on the current term loan and the term loans to be converted are made on a formula-based amortization schedule beginning September 30, 1997 and March 31, 2000, respectively, with final maturity on June 12, 2003. All amounts outstanding under the credit facility are secured by substantially all of CRC-Evans' assets. CRC-Evans also has:

   o $1.9 million in the form of 12% subordinated notes due 2002 (which it expects to repay with the proceeds of the offering),

   o  $0.4 million of other subordinated debt, and

   o contingent liabilities for issued standby letters of credit totaling $1.4 million outstanding.

After the closing of the offering and the application of the net proceeds therefrom, CRC-Evans expects to have $29.0 million and approximately $5.0 million of availability under the U.S. and U.K. revolvers, respectively.

CRC-Evans believes cash on hand and the proceeds from the offering, together with cash flow anticipated from operations and available borrowings under the credit facility, will be adequate to meet debt service requirements, fund continuing capital requirements and satisfy working capital and general corporate needs through the next twelve to eighteen months.

CRC-Evans may need to raise additional funds through public or private debt or equity financing to take advantage of opportunities that may become available to it, including acquisitions and more rapid expansion. The availability of such capital will depend upon prevailing market conditions and other factors over which CRC-Evans has no control, as well as the company's financial condition and results of operations. There can be no assurance that sufficient funds will be available to finance intended acquisitions or capital expenditures to sustain CRC-Evans' recent rate of growth.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

  INTEREST RATE RISK

CRC-Evans is subject to market risk exposure related to changes in interest rates on its Credit Facility. Interest on borrowings under the Credit Facility is at a pre-agreed percentage point spread from either the prime interest rate or LIBOR. CRC-Evans may, at its option, fix the interest rate for certain borrowings based on a spread over LIBOR for up to 90 days, with longer periods requiring bank approval. At March 31, 1999, CRC-Evans had approximately $35 million outstanding under its Credit Facility. Based upon this balance, an immediate change of one percent in the interest rate would cause a change in interest expense of approximately $350,000 on an annual basis. CRC-Evans' objective in maintaining these variable rate borrowings is the flexibility obtained regarding early repayment without penalties and lower overall cost as compared with fixed-rate borrowings. CRC-Evans intends to use a portion of the net proceeds from the offering to repay outstanding indebtedness under the Credit Facility.

  FOREIGN CURRENCY EXCHANGE RATE RISK

CRC-Evans conducts business in a number of foreign countries. Predominately all of CRC-Evans' operations are denominated in the currency of their base operations (principally U.S., Canada and U.K.). CRC-Evans structures its contracts in the currency of its base operations to mitigate its exposure to fluctuations in foreign currencies. Other than some limited trade payables, CRC-Evans does not currently have financial instruments that are sensitive to foreign currency exchange rates.

EFFECT OF INFLATION AND CHANGING PRICES; FOREIGN EXCHANGE RISK MANAGEMENT

CRC-Evans' operations are affected by increases in prices, whether caused by inflation, government mandates or other economic factors in the countries in which it operates. CRC-Evans attempts to recover anticipated increases in the cost of labor, materials and outside services through price escalation provisions in certain of its major contracts or by considering the estimated effect of such increases when bidding or pricing its equipment and services.

THE YEAR 2000

CRC-Evans uses a number of computer programs across its entire operation both in application software (IT applications) and in plant and equipment (embedded technology). In view of the potential adverse impact of the Year 2000 issue on its business, operations, and financial condition, CRC-Evans has established a central function to coordinate and report on a continuing basis with regard to the assessment, remediation planning, and plan implementation processes of the company directed to Year 2000 issues in the IT application and embedded technology contexts.

CRC-Evans has completed surveying its major vendors and customers and has checked its products' computers (particularly its automated welding system) for Year 2000 compliance. CRC-Evans believes that the Year 2000 assessment, remediation planning and plan implementation will be completed by the end of September 30, 1999.

Costs to date incurred in connection with the Year 2000 assessment, remediation, planning and plan implementation are approximately $600,000 of which $100,000 has been expensed (the remaining costs being capital items). Aggregate cost to CRC-Evans, including estimated cost of $600,000 associated with the acquisition and installation of a business software system, is estimated to be $900,000. Substantially all of these costs are expected to be funded with working capital and have been used to replace rather than repair CRC-Evans' software and hardware. CRC-Evans is continuing its assessment of the impact of Year 2000 across its business and operations, but currently believes that the costs of addressing this issue will not have a material adverse impact on the Company's financial position. However, if CRC-Evans and third parties upon which it relies are unable to address this issue in a timely manner, it could result in a material financial risk to it. In an attempt to assure that this does not occur, CRC-Evans plans to devote all resources required to resolve any significant Year 2000 issues in a timely manner.

NEW ACCOUNTING PRONOUNCEMENTS

Statement of Financial Accounting Standards No. 133, Accounting for Derivatives Instruments and Hedging Activities (SFAS 133), was issued by the FASB in June 1998 and amended in May 1999. Statement 133 standardizes the accounting for derivatives instruments, including certain derivative instruments embedded in other contracts.

                                    BUSINESS

CRC-EVANS

CRC-Evans is the leading provider of specialized equipment and services used in the construction and rehabilitation of gas and oil transmission pipelines. CRC-Evans and its predecessors have been leaders in the specialized pipeline construction equipment industry since 1933. CRC-Evans' current senior management team has been involved in managing CRC-Evans or its predecessors' major lines of business since 1971. CRC-Evans believes the depth and experience of its management and employees are keys to the company's excellent reputation with the world's leading pipeline contractors.

CRC-Evans provides equipment and services, primarily to pipeline contractors, which are essential to the successful completion of a pipeline construction project. Although CRC-Evans' products and services represent only a relatively small cost component of a pipeline construction project, the critical nature of CRC-Evans' equipment and services has a significant impact on the pipeline contractor's ability to complete a project within budget and on time. CRC-Evans' pipeline products and services provide a wide range of solutions to the pipeline construction and rehabilitation industry. CRC-Evans sells and/or rents automatic pipeline welding systems, pipe bending equipment, line-up clamps, pipe coating plants, coating and cleaning equipment, pipeline rehabilitation equipment and lay barge pipe handling equipment. CRC-Evans also provides specialized services including joint coating, cement weighting, induction heating, and automatic welding systems training and technical assistance.

CRC-Evans has experienced significant growth in revenues, EBITDA and net income since the June 1997 buyout. For the year ended March 31, 1999, CRC-Evans generated revenue, EBITDA and net income of $97.7 million, $22.5 million and $6.8 million, respectively. These amounts represent increases of approximately 51.0%, 138.0% and 159.7%, respectively, over the results for the combined twelve months ended March 31, 1998. Management believes that this growth is attributable to:

  o a recent increase in demand for CRC-Evans' specialized products and services in response to increased worldwide pipeline construction and rehabilitation activity,

  o   CRC-Evans' strategic acquisitions and

  o   the successful implementation of CRC-Evans' business strategy.

DESCRIPTION OF JUNE 1997 BUYOUT AND RELATED TRANSACTIONS

In June 1997, CRC-Evans purchased the business and assets of its predecessors from Weatherford Enterra for approximately $40.0 million using proceeds from bank loans and capital provided by certain officers, directors and key employees, led by Messrs. Wood, Carey and Evans, together with institutional investors Natural Gas Partners and Equus. Each of Natural Gas Partners and Equus made an equity investment of approximately $3.2 million, representing a 35% interest in the company. In addition, CRC-Evans borrowed $1.9 million from Natural Gas Partners and Equus pursuant to subordinated promissory notes due June 30, 2002, each in the original principal amount of $959,700, and each bearing interest at a rate of 12% per annum. Employees and members of the management team -- 14 people total -- made an equity investment of approximately $2.7 million, representing a 30% interest in CRC-Evans, $1.9 million of which was borrowed from CRC-Evans pursuant to promissory notes bearing interest at a rate of 6.75% per annum and maturing on June 30, 2002.

In addition to the above financing sources, CRC-Evans borrowed $32.5 million under its credit facility to assist in financing the management buyout. See "Use of Proceeds."

INDUSTRY OVERVIEW

The pipeline construction equipment and services industry provides products and services to support pipeline construction and rehabilitation performed by pipeline construction contractors. CRC-Evans provides specialized equipment and services used in the construction of gas and oil pipelines ranging from 6 to 60 inches in diameter and steel water pipelines ranging up to 120 inches in diameter. These specialized products and services are critical to the pipeline contractor's ability to complete a project within budget and on time. These products and services are generally provided by specialized pipeline equipment manufacturers and service providers such as CRC-Evans because:

  o most pieces of pipeline construction equipment are specific to a small range of diameter sizes, while the contractor works on a wide range of pipeline diameters and needs to use multiple equipment sizes for relatively short periods of time;

  o contracts are often procured with short lead times, so rapid delivery of equipment and services is required; and

  o proprietary equipment, specialized engineering and technical operating capabilities, such as those CRC-Evans offers, are critical to meeting the speed, efficiency and engineering requirements of pipeline welding, bending and coating.

Accordingly, CRC-Evans has developed its business strategy around designing, manufacturing, reconditioning and providing a broad inventory of specialized pipeline construction equipment, for rental or sale, and providing services on an expedited basis to pipeline general contractors.

The primary factor influencing demand for CRC-Evans' products and services is the worldwide level of gas, oil and water pipeline construction and rehabilitation activity. CRC-Evans believes several factors influenced by global economic growth will contribute to worldwide pipeline infrastructure capital expenditures.

  LONG-TERM INCREASING GLOBAL ENERGY DEMAND

Long-term growth in the consumption of energy is one of the primary factors which increases the demand for pipeline construction equipment and services. The demand for natural gas is particularly relevant for pipeline construction equipment and services, since pipelines are normally the most efficient method of transporting natural gas.

The following graphs show the increased consumption of gas and oil since 1975. Gas and oil consumption has grown at an average annual rate of 2.8% and 1.2%, respectively, since 1975.


                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

                         WORLD NATURAL GAS CONSUMPTION

                        (BILLIONS OF CUBIC FEET PER DAY)

                                  U.S.       Rest of World
                                  ----      ---------------
                     1975         53.51          74.65
                     1976         54.48          81.14
                     1977         53.46          85.13
                     1978         53.76          91.02
                     1979         55.44          98.91
                     1980         54.29          101.07
                     1981         53.15          103.02
                     1982         49.3           107.12
                     1983         46.11          113.55
                     1984         49.03          122.60
                     1985         47.33          130.49
                     1986         44.43          134.71
                     1987         47.14          141.37
                     1988         49.25          148.78
                     1989         51.49          155.46
                     1990         51.26          159.68
                     1991         52.14          162.60
                     1992         53.38          161.67
                     1993         55.54          162.54
                     1994         56.72          161.99
                     1995         59.11          165.83
                     1996         59.53          171.35
                     1997         59.95          176.87
                     1998(E)      58.54          186.00

Source: Cambridge Energy Research Associates.

                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]


                             WORLD OIL CONSUMPTION

                          (MILLIONS OF BARRELS PER DAY


                                     U.S.     Rest of World
                                     ---     ---------------
                     1975           16.65        39.37
                     1976           17.81        41.68
                     1977           18.81        42.65
                     1978           19.24        44.47
                     1979           18.87        46.16
                     1980           17.41        45.23
                     1981           16.38        44.11
                     1982           15.53        43.39
                     1983           15.44        43.33
                     1984           15.96        43.74
                     1985           15.94        43.88
                     1986           16.48        45.20
                     1987           16.88        46.25
                     1988           17.47        47.48
                     1989           17.53        48.39
                     1990           17.18        49.04
                     1991           16.95        49.76
                     1992           17.24        50.02
                     1993           17.45        50.25
                     1994           17.95        50.64
                     1995           17.96        52.10
                     1996           18.51        53.31
                     1997           18.73        54.95
                     1998(E)         19.3        54.60


Source: Cambridge Energy Research Associates.


Longer term, there are several key factors which could dictate the increased consumption of gas. These include:

   o environmental considerations that provide strong incentives to use "cleaner-burning" natural gas in place of other carbon or nuclear fuels;

   o  the plentiful supply of natural gas in North America and worldwide;

   o increasing electricity deregulation in the United States because electricity generation is currently the fastest growing market for natural gas in the United States; and

   o  the development of local international gas markets.

  EXPANDED GAS, OIL AND WATER TRANSPORTATION INFRASTRUCTURE

Areas of energy supply and demand shift over time. Therefore, CRC-Evans believes that new pipeline and transportation infrastructure and the resulting demand for pipeline construction equipment and services should increase faster than energy demand growth.

In addition, the exploration and development of new oil and gas fields has led to, and is expected to continue to lead to, demand for additional pipeline infrastructure. Many newly developed oil and gas reserves are in remote regions of the world, including deep-water offshore areas and regions in South America, Asia, Siberia and Africa, which are far from where the products will be used. As these remote fields are developed, CRC-Evans believes that demand for long-haul transmission pipelines to transport gas or oil to refineries, electric generation facilities, areas of residential and other industrial consumption, or marine shipping terminals will continue to increase.

Many geographic regions currently lack the infrastructure to transport natural gas from areas of supply to areas of demand. As a result, these regions are developing natural gas pipeline grids. For example, in North America there are specific pipeline construction projects to transport natural gas from Canada southward and eastward to the large consumption markets in the eastern and midwestern United States. Regional pipeline grids are also being constructed in the Mercosur Free Trade Zone of South America (Argentina, Brazil, Paraguay and Uruguay) and in multiple regions within Asia.

For political and other factors, many pipelines are being routed around certain countries. As a result, many miles of pipeline may be constructed that would otherwise not be constructed.

  OTHER IMPORTANT TRENDS

The pipeline rehabilitation market is influenced by the necessity to address an aging pipeline infrastructure to maintain safe operating conditions and to comply with increasing governmental regulations concerning safety and environmental protection. For example, if a large-diameter pipeline has significantly deteriorated due to corrosion, it is often more economical to rehabilitate the pipeline than to replace it. Industry sources estimate that 19% of all United States pipelines currently in service were built before 1950, 49% were built between 1950 and 1969 and 32% were built between 1970 and 1998. CRC-Evans believes pipeline operators in the United States and in other countries such as the countries of the Former Soviet Union are addressing and will continue to address their aging pipeline infrastructure. CRC-Evans expects that a growing share of activity in the industry will be derived from larger-diameter pipeline rehabilitation in the United States and Canada and elsewhere.

There is a continuing trend to design and build gas pipelines to operate at increasingly higher pressures. High pressure transmission pipelines require the use of higher strength steels and tougher welds. The use of certain of CRC-Evans' products, including its automatic welding systems, to address these technical needs has recently increased substantially, and CRC-Evans believes these trends will continue.

CRC-Evans expects that a significant shortage of usable water throughout the world, increased industrialization, higher living standards and the privatization of the water industry around the world should lead to increased potable and wastewater infrastructure development and, as a result, water pipeline construction.

  PIPELINE CONSTRUCTION STATISTICS

Pipeline construction has become increasingly international since 1995 as developing nations expand their pipeline infrastructure. The following table sets forth the total miles of gas and oil pipeline construction projects that were completed from 1992 through 1998. The U.S. market has been steadily growing since 1995, especially in response to Canadian gas imports. Worldwide pipeline construction mileage increased from 14,201 miles in 1995 to 22,397 miles in 1998. Industry sources estimate that approximately 49,000 miles of pipeline are presently planned to be constructed in 1999 and thereafter.

                      WORLD PIPELINE CONSTRUCTION MILEAGE
                                  1992-1998(1)

                                               1992                  1993                  1994                  1995
                                       --------------------  --------------------  --------------------  --------------------
              LOCATION                   MILES        %        MILES        %        MILES        %        MILES        %
-------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
U.S..................................      6,328       39.2%     5,591       36.0%     5,426       35.9%     4,623       32.6%
Other................................      9,801       60.8      9,559       64.0      9,677       64.1      9,578       67.4
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
World Total..........................     16,129      100.0%    15,150      100.0%    15,103      100.0%    14,201      100.0%
                                       =========  =========  =========  =========  =========  =========  =========  =========

                                               1996                  1997                  1998
                                       --------------------  --------------------  --------------------
              LOCATION                   MILES        %        MILES        %        MILES        %
-------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------
U.S..................................      5,537       31.7%     6,598       32.2%     7,177       32.0%
Other................................     11,935       68.3     13,887       67.8     15,220       68.0
                                       ---------  ---------  ---------  ---------  ---------  ---------
World Total..........................     17,472      100.0%    20,485      100.0%    22,397      100.0%
                                       =========  =========  =========  =========  =========  =========

---------------------------

Source:  (1)  PIPE LINE & GAS INDUSTRY, January 1999.

COMPANY STRENGTHS

CRC-Evans believes it is well positioned to continue as the leading provider of specialized equipment and services used in the construction and rehabilitation of gas and oil transmission pipelines. The company believes it possesses a unique combination of specific strengths that provides a solid foundation for its growth strategy.

  o INDUSTRY LEADER. CRC-Evans is the leading provider of specialized equipment and services used in the construction and rehabilitation of pipelines. CRC-Evans has a dominant market position in several product lines which are key to its business. Management believes that CRC-Evans' portfolio of specialized pipeline construction and rehabilitation equipment and services is the most complete in the industry.

  o SIGNIFICANT BARRIERS TO ENTRY. CRC-Evans believes its large investment in specialized rental equipment, highly experienced management, technical expertise and personnel, and worldwide sales force and sales representative network all serve as a barrier to entry. Furthermore, CRC-Evans believes that its proprietary technology, including patents and pending patents, provides it with a significant technological advantage over its competitors in many of its product lines and services. In particular, CRC-Evans developed the first commercially accepted automatic pipeline welding system in 1968 and continues to provide the most commonly used automatic pipeline welding systems in the world.

  o WORLDWIDE PRESENCE. Pipeline construction is worldwide in scope. While the United States is a large market, the majority of new pipeline construction projects are located outside the United States. CRC-Evans is organized to manage its diverse geographic customer base with a strong international direct sales force that is further complemented by a network of experienced commissioned sales representatives and distributors in key international markets.

  o CUSTOMER RELATIONSHIPS. CRC-Evans has developed long-term relationships with the majority of the world's leading pipeline construction contractors and pipe coating contractors. CRC-Evans has enjoyed repeat business with the majority of these companies. CRC-Evans' Total Project SupportSM program helps its customers achieve maximum efficiency and productivity on projects by making available to its customers the experience and technical expertise of its engineers and support staff throughout the entire project.

  o EXPERIENCED MANAGEMENT WITH SIGNIFICANT OWNERSHIP. CRC-Evans' current senior management team has been involved in managing CRC-Evans or its predecessors' major lines of business since 1971. Management also has significant acquisition and operational experience gained through numerous years of service as executive officers of public companies. Messrs. Wood, Carey and Evans have completed over 30 acquisitions for CRC-Evans and its predecessors. Following the completion of the offering, CRC-Evans' officers and other management will beneficially own approximately 16.2% of the common stock.

BUSINESS STRATEGY

CRC-Evans seeks to maximize shareholder value through its growth strategy which includes:

  o EXPANDING INTERNATIONAL OPERATIONS. Although CRC-Evans has historically served a worldwide customer base, it intends to strengthen and expand its international operational capability. It seeks to accomplish this goal primarily by acquiring established operations in several key international regions. These new operations centers will provide distribution hubs from which CRC-Evans can more readily provide existing and new products and services to customers' projects. By being in close proximity to its customers, CRC-Evans expects to strengthen its long-term customer relationships through increased customer contact as well as augment its market intelligence through the company's local personnel.

  o ADDING RELATED PRODUCTS AND SERVICES. CRC-Evans intends to acquire or develop related products and services. CRC-Evans will provide these new products and services through its broad distribution system comprised of the company's sales force, international sales representatives and operations centers in key geographic regions of pipeline construction and rehabilitation activity. This strategy is designed to enhance the performance of acquired companies, increase the speed of new product acceptance and further diversify CRC-Evans' sources of revenue.

  o MAKING STRATEGIC ACQUISITIONS. CRC-Evans continually evaluates opportunities to acquire businesses that offer complementary or competitive products and services. CRC-Evans believes acquisition candidates are available that will allow it to increase market share in its existing lines of business, provide product line extensions, and expand the geographic scope of its operations. CRC-Evans has completed three acquisitions since March 1998 with an aggregate purchase price of approximately $17.4 million (including all estimated future earn-out payments). CRC-Evans has consolidated a domestic competitor with pipeline rental assets, expanded its business into concrete weighting for pipelines and added resistance heat treating services to complement its pipeline induction heating business.

  o EXTENDING AND LEVERAGING TECHNOLOGICAL LEADERSHIP. Continuing its long history of innovation in the pipeline equipment and services industry, CRC-Evans intends to further extend its technological leadership and capabilities through in-house research and development, acquisition and licensing of technology as well as participation in joint development efforts with providers of related products or processes which incorporate CRC-Evans' products. This strategy has produced many industry innovations for the company including the automatic welding system, pneumatic line-up clamps and mandrels, hydraulic pipe bending machines and line travel pipeline rehabilitation systems.

PRODUCT AND SERVICES OVERVIEW

CRC-Evans is the leading provider of specialized equipment and services used in the construction and rehabilitation of gas and oil transmission pipelines. The company's pipeline products and services provide a wide range of solutions to the pipeline construction and rehabilitation industry. CRC-Evans sells and rents automatic pipeline welding systems, pipe bending equipment, line-up clamps, pipe coating plants, coating and cleaning equipment, pipeline rehabilitation equipment and lay barge pipe handling equipment. CRC-Evans also provides specialized services including joint coating, cement weighting, induction and resistance heating and automatic welding systems training and supervision.

CRC-Evans' products and services are used in various aspects of pipeline construction. In constructing a pipeline, after the survey, design and permitting stages, the site is prepared for the pipeline by clearing land and digging the ditch in which the pipeline will be laid. As the ditch is dug, sections of pipe are brought to the site and are placed end-to-end beside the ditch prior to bending and welding. Except for the ends which will be welded together and coated at the site, these sections are usually coated with a protective coating either at the pipe mill where the pipe is fabricated or at a separate coating plant. At this time, equipment is used to bend those sections to conform to the ditch in which the pipe will be laid. The sections are lined up using pneumatic line-up clamps, and welded together either manually or by automatic welding systems. After the sections are welded, the uncoated ends which have been welded together are coated through a variety of application methods, including an induction heating and epoxy powder coating process, spray-applied coatings or shrink sleeves. Because pipe coatings often require protection from rocks in the soil, prior to being placed in the ditch, a padding of screened dirt or sand is often placed into the ditch to protect the pipe coating. At this time, unless the pipeline runs across a river or through a wetland, the ditch is refilled with dirt. If the pipeline is laid across a river or through a wetland, the pipeline needs to be weighted to prevent it from floating out of the ditch or off the bottom of the river. To anchor the pipeline, it is covered with on-site manufactured concrete bolt-on weights, set-on weights or a continuous coating of concrete.

As pipelines age and the original coating deteriorates, a decision is made whether to replace or rehabilitate them. The decision either to replace or rehabilitate is made based on the amount of corrosion the pipeline has suffered and the cost and effectiveness of employing cathodic protection to prevent additional corrosion. CRC-Evans provides rehabilitation equipment and services to perform certain operations in the rehabilitation process. A rehabilitation project begins with exposing the pipeline sections to be rehabilitated and stripping the pipe of its former protective coating. This stripping process requires highly specialized equipment, usually high pressure water blasting, both to remove the coating and, if required, to contain the removed coating, which may contain hazardous material such as asbestos. After the pipe is stripped, it undergoes inspection to ascertain the degree of corrosion, and based on this inspection, affected areas are cut out and replaced. The surface is prepared for recoating using steel shot/grit or sand blasting and is then recoated by a mobile coating plant. After recoating, the pipe sections are rejoined by welding and lowered into the ditch and buried and, if necessary, the pipeline is reweighted.

CRC-Evans' products and services can be divided into five major areas: (a) pipeline equipment and services; (b) automatic welding systems and services; (c) pipe joint coating equipment and services; (d) pipeline weighting products and services; and (e) rehabilitation equipment and services.

  PIPELINE EQUIPMENT AND SERVICES

As a full-line provider of specialized equipment to the pipeline construction industry, CRC-Evans designs, manufactures, sells, rents, refurbishes and supports an extensive line of equipment used in the construction and rehabilitation of oil and gas pipelines and water pipelines, including bending machines, bending mandrels, pipe facing machines, line-up clamps and coating equipment, as well as specialized equipment such as internal and external coating plants, double-jointing plants and lay barge pipe handling equipment. In addition, CRC-Evans' service technicians provide installation, training, field operations, repair services and on-site support to ensure product reliability. As a complement to its equipment and services, the company also operates a division which provides pipeline contractors with basic pipeline construction supplies, such as pipe beveling machines, tensile testers, coating defect detectors, external line-up clamps, power tools, protective gear and miscellaneous tools and supplies.

The following is a listing of CRC-Evans' major specialized pipeline construction equipment and its uses:

                   PRODUCT                            DESCRIPTION/BENEFIT
----------------------------------------------------------------------------------
Bending Machines............................. Bend pipe to follow the contour of the ditch.
Bending Mandrels............................. Internally support the pipe during bending.
Bending Sets................................. Allow a bending machine to bend pipes of a specific diameter within the
                                              bending machine's range.
Cleaning/Priming/Taping Machines............. Feature dual counter-rotating cleaning heads with wire cup brushes,
                                              scraper knives or a combination of
                                              both to clean the full pipe
                                              circumference and to perform pipe
                                              cleaning, primer application and tape
                                              wrapping simultaneously.
Coating/Wrapping Machines.................... Apply enamel-type coating and reinforcing wrap to pipe.
Cradles...................................... Lift pipe string from skids and provide support for pipe during
                                              cleaning, coating, and lowering into
                                              ditch after welding.
Cutting/Beveling Machines.................... Flame cut, bevel pipe, and cut mechanical testing samples.
Double Jointing Systems...................... Using the submerged arc process, the double jointer welds joints together
                                              prior to pipeline construction,
                                              thereby reducing the need for on-site
                                              welding services.
Internal Pneumatic Line-Up
  Clamps..................................... Align pipe joints for external welding.
Pipe Coating Plants.......................... Systems used to transport, clean, heat, apply coatings, cure coatings
                                              and cool coated pipe; either
                                              permanent facilities or for portable
                                              plants.
Pipe Facing Machines......................... Produces any desired end bevel within a tolerance of 0.005 inches.
Pipe Lay Barge Equipment..................... Transport and handle pipe on board a pipe lay barge during offshore pipe
                                              laying operations.
Pipeline Kettles............................. Heat large quantities of enamel-type coating materials to a liquid state
                                              for field or plant application.
Road Boring Machines......................... Machines for boring underneath roads and installing pipe casing.

CRC-Evans provides pipeline equipment throughout the world, with activity levels depending on the level of pipeline construction in given regions. Historically, the majority of the company's pipeline equipment-related revenues has come from sales of equipment in markets outside North America, while it has typically rented its equipment domestically. Although the company achieves higher margins on rental equipment, pipeline contractors also prefer renting because they do not have to make a capital investment in a wide variety of pipeline diameter-specific equipment, and the equipment costs can be expensed to the project.

  AUTOMATIC WELDING SYSTEMS AND SERVICES

CRC-Evans is the world's largest provider of pipeline automatic welding systems. The company designs, manufactures and rents these systems which are primarily used on large diameter pipeline construction projects. CRC-Evans' automatic welding systems include internal and external automatic welders, pipe facing machines, all-weather protected welding enclosures, specialized equipment used in conjunction with automatic welding, and consumables, such as welding wire. Automatic welding systems are more economically suited for larger diameter, longer distance pipeline projects and high strength steel pipelines used for high pressure gas transmission. CRC-Evans designed the first commercially viable pipeline automatic welding system in 1968. The company's automatic welding systems have been used to complete, or are in the process of completing, approximately 25,600 miles of pipe. Although some pipeline construction companies provide their own automatic welding systems, CRC-Evans believes that it is the largest provider of automatic welding systems and services used in the onshore market and it also believes that it is the largest third-party provider of automatic welding systems and services used in the offshore market.

CRC-Evans believes that its automatic welding systems are generally superior to manual welding because they provide shorter weld times and more consistent and higher quality welds. In addition to providing automatic welding equipment, the Company develops and provides welding procedures, advises and instructs contractors in the use of its equipment and maintains a staff of welding technicians for assisting customers in project set-up, personnel training and equipment maintenance.

CRC-Evans' automatic welding systems consist of a fine wire, gas-metal-arc welding process developed specifically for the field welding of large diameter pipelines. CRC-Evans' system is capable of producing consistently high quality, lower cost welds with higher production rates than manual welding methods.

                   PRODUCT                            DESCRIPTION/BENEFIT
----------------------------------------------------------------------------------
Combination Internal Welder & Line-up
  Clamp...................................... Applies the internal weld to the pipe joints from inside the pipe. Internal
                                              welders have four, six or eight
                                              remotely controlled welding heads,
                                              depending on the pipe diameter.
External Welders............................. Travel on alignment bands positioned on the pipe and apply multiple
                                              external weld layers.
Support Equipment............................ This equipment is designed to users'
                                              specifications and includes items
                                              such as welding rectifiers, welding
                                              tractors and all-weather welding
                                              enclosures.
Pipe Facing Machine.......................... Used to create new bevels on pipe ends for either automatic or manual
                                              welding.

CRC-Evans has had most of its success in automatic pipeline welding outside of the United States. Historically, the use of automatic welding onshore in the United States has been limited. CRC-Evans believes, however, that there is an increasing acceptance of automatic welding by the industry in the United States. This acceptance is being dictated in part by the changing nature of pipelines being constructed and the demands of pipeline owners. The increasing use of higher strength alloy metal pipe that requires high quality welds with properties that are not available or are difficult to achieve with manual welding processes is expected to result in greater use of automatic welding in pipeline projects both in the United States and internationally. In addition, on larger diameter and longer distance pipeline construction projects, automatic welding is often a lower cost alternative to manual welding. The project engineers for the 1,900 mile Alliance Pipeline, which began construction in 1999 and is expected to begin piping gas from Canada to the United States in late 2000, have specified that the pipeline will be welded with automatic welding systems. CRC-Evans has obtained orders to provide automatic welding systems for major portions of the Alliance Pipeline. The majority of revenues associated with CRC-Evans' automatic welding systems have been generated by equipment rentals and associated services. Sales revenues are generated primarily from the sale of welding wire, other consumable items and spare parts.

  PIPE JOINT COATING EQUIPMENT AND SERVICES

CRC-Evans is the leading provider of specialty pipe joint coating services outside North America. CRC-Evans provides field-joint coating services, cleaning and coating services, and rents post-weld heat treating equipment for pipeline construction applications and resistance and thermal heat treating equipment and services for power generation, refining, petrochemical, large fabrication and refractory applications. CRC-Evans provides these products and services to a wide range of onshore and offshore contractors.

           SERVICE/PRODUCT                                    DESCRIPTION/BENEFIT
-------------------------------------  ------------------------------------------------------------------
Fusion-Bond Epoxy Powder
  Coating -- Onshore.................  Specialized equipment for the application of fusion bonded epoxy powder both in the field and plant.
Fusion-Bond Epoxy Powder
  Coating -- Offshore................  Purpose-built equipment designed to work within the critical cycle times demanded by the offshore pipeline construction contractor.
Heat Treatment Services..............  Induction pre/interpass and post-weld heat treatment services for pipeline applications; resistance heat treatment services for stress relieving applications and thermal heating for refractory dry-outs.
Insulation Field-joint Systems.......  Allow for the application of coating both on and offshore, providing similar physical and insulation properties to the factory applied coating.
Internal Field-joint Coating           Application systems operate inside the pipeline during
  System.............................  construction, offering total corrosion protection to the internal field-joint area.
Specialist Coatings..................  Liquid epoxy, polyurethane and three-layer coating systems that are applied both onshore and offshore for the oil and gas and civil construction industries. CRC-Evans also supplies joint infill (e.g., foam) systems primarily for offshore pipelay activities.

CRC-Evans' pipe joint coating service personnel and equipment are dispatched primarily from its offices in Burnley, England to pipeline construction sites worldwide (with the exception of North America where the Company rents the equipment to customers). The company conducts the majority of its fabrication coating operations at a leased facility in Aberdeen, Scotland. CRC-Evans' industrial heat treating operations are located at Didcot, England, which provides ready access to its markets in the southern portion of the United Kingdom. Historically, a significant portion of CRC-Evans' revenue for pipe end coating equipment and services and industrial heat treatment has been generated in the United Kingdom.

  PIPELINE WEIGHTING PRODUCTS AND SERVICES

CRC-Evans is the industry leader in the United States in the on-site manufacture of concrete weights for pipeline construction in wetlands or across rivers. Pipeline weighting is accomplished through bolt-on weights, set-on weights or a continuous coating of concrete applied to the exterior of the pipe. Continuous concrete coating is also used for pipe casing under roads or railways. CRC-Evans provides technical supervision personnel, molds and materials for the on-site production of weights.

Since acquiring this line of business in April 1998, the company has begun to focus on providing concrete weighting services to markets outside of the United States using its foreign subsidiaries and sales force.

               PRODUCT                                        DESCRIPTION/BENEFIT
-------------------------------------  ------------------------------------------------------------------
Set-on Weights.......................  Used primarily in wetland areas where there is no flowing water.
Bolt-on Weights......................  Constructed of two halves which circle the pipe. Bolt-on weights are used where there is flowing water and may be attached before the pipe is put in place.
Continuous Concrete Coating..........  Used in wetlands and river crossings. Provides protection and negative buoyancy. Also used for pipeline casing under roads or railways.
Plastic Pipe Weighting...............  Used to weight plastic pipe.

  REHABILITATION EQUIPMENT AND SERVICES

CRC-Evans believes that the pipeline rehabilitation sector should be a growing business over the long term as pipelines around the world begin to reach the end of their useful lives. The company's pipeline rehabilitation equipment applies high pressure water (20,000 - 35,000 psi) to remove old and deteriorated external coatings. Then the pipe surface is prepared for re-coating by using steel shot/grit or sand blasting. New coatings are then applied using specialized coating equipment. A key to CRC-Evans' success in this area is its patented pipeline coating removal equipment. Most of CRC-Evans' current rehabilitation rental revenue is derived in the United States and Canada, and its sales are mainly international.

               PRODUCT                                        DESCRIPTION/BENEFITS
-------------------------------------  ------------------------------------------------------------------
High Pressure Waterblast Machine.....  Removes deteriorated pipeline coating either in-plant or on-site.
Shot/Grit Mechanical and Airblast
  Cleaning Systems...................  Remove rust and prepare pipe surface for coating.
Plural Component Coating Systems.....  Mix and apply plural component corrosion coatings to the pipeline on-site.
Envirosystem.........................  Collects, dewaters, and packages removed coatings for disposal.

RESEARCH AND DEVELOPMENT

CRC-Evans conducts ongoing research and development of new products and services to maintain its technological position. The company has approximately 145 patents relating to and covering various features of the many types of equipment it manufactures for use in pipeline construction and rehabilitation. Of these patents, 44 are U.S. patents and the remaining 101 are non-U.S. patents based on corresponding U.S. patents or patent applications. In addition, CRC-Evans has 46 pending applications, of which two are U.S. applications. The Company's patents have expiration dates ranging through 2015. No single patent or group of related patents covers products that account for over 10% of the Company's revenues.

MARKETING AND SALES

CRC-Evans sells its products and services through its salesforce of 26 salespeople and approximately 27 independent international sales representatives and distributors covering 70 countries. The company's sales offices are located in Houston, Texas; Tulsa, Oklahoma; Toms River, New Jersey; Hoevelaken, Netherlands; Edmonton, Alberta; Burnley, England and Didcot, England. CRC-Evans' salespeople and representatives generally have over ten years of experience selling the company's products and services and several international sales representatives have represented the company for over 30 years. CRC-Evans believes that due to the relatively small community of companies and people involved in the construction of large diameter pipelines, the two factors that are most important in marketing its products and services are its high quality, dependable equipment and services, and the relationship between its management, sales and technical personnel and its customers.

CRC-Evans believes that its Total Project SupportSM program is important in marketing its products and services. The program helps the company's customers achieve maximum efficiency and productivity on projects by making available to its customers high-performance equipment, trained operating technicians, on-site advisors, technical support and training programs throughout the entire project. Total Project SupportSM helps CRC-Evans' customers keep expensive job downtime to a minimum with an equipment backup fleet, international service teams and a full spare parts inventory.

CUSTOMERS AND CONTRACTS

Although CRC-Evans' customers are broadly based in the worldwide pipeline construction industry, the industry comprises relatively few companies around the world. For the period ended March 31, 1998, ten of CRC-Evans' largest customers were responsible for 45% of its revenues. One customer, Petroleum Projects and Technical Consultation Co. (Petrojet), an Egyptian company, accounted for approximately 11% of CRC-Evans' total revenues in the period from June 12, 1997 to March 31, 1998. Ten customers were responsible for 33% of CRC-Evans' total revenues in the fiscal year ended March 31, 1999. At any time the relative significance of any customer or group of customers depends on the type and location of pipeline construction projects in progress. As such, CRC-Evans' customer base tends to change from year to year depending on these factors. CRC-Evans' customers include pipeline construction contractors (onshore and offshore), pipe coating contractors and, in the international market, state-owned gas and oil pipeline companies. See "Risk Factors -- CRC-Evans has a limited number of major customers."

CRC-Evans attempts to mitigate financial and other risk through the terms of its contracts with its customers. For instance, in its automatic welding rental operations, the company generally requires the payment of all mobilization and demobilization fees in cash before starting a project. In addition, CRC-Evans mitigates its expropriation and force majeure risks by requiring the equipment renter to be financially responsible for the return of all rented equipment regardless of the reason for loss in its international automatic welding contracts, which represent substantially all of CRC-Evans' international rental contracts.

EQUIPMENT

CRC-Evans' pipeline construction equipment and automatic welding equipment is manufactured at its Tulsa, Oklahoma facility. The company fabricates and assembles its products using certain purchased components in addition to its own manufactured components, and typically buys most of the high-volume machine parts used in its products from vendors. CRC-Evans' production level varies with pipeline construction activity and is frequently project-oriented in nature. The company is able to satisfy sales demand for reconditioned equipment by selling equipment out of its rental fleet and replacing the sold equipment with newly manufactured or repurchased equipment. This enables CRC-Evans to maintain relatively constant production staff levels using flexible work schedules.

CRC-Evans maintains a comprehensive rental equipment fleet and spare parts inventory to meet the delivery requirements of its customers. The company's equipment is manufactured, maintained and refurbished as necessary to satisfy projected customer demand. CRC-Evans has maintenance facilities in Tulsa, Oklahoma; Edmonton, Alberta; Burnley, England and Didcot, England, and performs on-site maintenance to minimize downtime. CRC-Evans maintains a facility for welding research and development in Houston, Texas.

COMPETITION

The specialized pipeline equipment sales, rental and services businesses are highly competitive. Generally, CRC-Evans competes directly with smaller companies and the in-house provision of products and services by general contractors. Several of CRC-Evans' competitors within certain product lines have greater financial resources than the company. CRC-Evans believes it is currently the world's leading provider of specialized equipment and services used in the construction and rehabilitation of gas and oil transmission pipelines. CRC-Evans believes that in addition to long-standing relationships, competition is based on price, customer service, including the availability of personnel in remote locations, flexibility in meeting customer needs and the quality and reliability of its equipment and related services.

FACILITIES

CRC-Evans owns a 29-acre equipment yard/manufacturing/maintenance facility and supply warehouse in Tulsa, Oklahoma and a 9,800 square foot sales office/warehouse/service facility in Edmonton, Canada. The company leases all other facilities used in its operations, including its corporate offices in Houston, Texas and various office facilities and equipment sites in the United Kingdom and the Netherlands. The aggregate lease payments made by CRC-Evans for its facilities were $458,000 for the fiscal year ended March 31, 1999.

GOVERNMENT REGULATION

  GENERAL

Many aspects of CRC-Evans' operations are subject to government regulations in the countries in which the company operates, including those relating to currency conversion and repatriation, taxation of its earnings and the earnings of its personnel, and its use of local employees and suppliers. In addition, CRC-Evans depends on the demand for its services from the oil and gas pipeline construction industry and, therefore, is affected by changing taxes, price controls and laws and regulations relating to that industry generally. The adoption of laws and regulations by countries in which CRC-Evans operates curtailing oil and gas exploration and development drilling for economic and other policy reasons could adversely affect CRC-Evans' operations by limiting demand for its services. CRC-Evans' operations are also subject to the risk of changes in foreign and domestic laws and policies, including trade restrictions and embargos, which may impose restrictions on the company that could have a material adverse effect on its operations. Other types of government regulation which could, if enacted or implemented, adversely affect CRC-Evans' operations include expropriation or nationalization decrees, confiscatory tax systems, primary or secondary boycotts directed at specific countries or companies, embargoes, extensive import restrictions or other trade barriers, mandatory sourcing rules and unrealistically high labor rate and fuel price regulation. CRC-Evans cannot determine to what extent future operations and earnings of the company may be affected by new legislation, new regulations or changes in, or new interpretations of, existing regulations.

  ENVIRONMENTAL

CRC-Evans' operations are subject to extensive federal, state and local environmental laws and regulations. The company regularly works in and around sensitive environmental areas such as rivers, lakes and wetlands. Significant fines and penalties may be imposed for non-compliance with environmental laws and regulations. Certain environmental laws including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42
U.S.C. 9601 ET SEQ., and analogous state statutes, provide for joint and several strict liability for remediation of releases of hazardous substances, rendering an owner or operator liable for environmental damage without regard to negligence or fault. In addition, CRC-Evans may be subject to claims alleging personal injury or property damage as a result of exposure to hazardous substances. Such laws and regulations may expose the company to liability arising out of the conduct of operations or conditions caused by others, or for the acts of the company which were in compliance with all applicable laws at the time such acts were performed.

CRC-Evans' operations may generate or transport both hazardous and non-hazardous solid wastes that are subject to the requirements of the Resource Conservation and Recovery Act, 42 U.S.C. 6901 ET SEQ., and comparable state statutes and regulations. The operations of the company may also be subject to the Clean Water Act, 33 U.S.C. 1251 ET SEQ., and the Clean Air Act, 42 U.S.C. 7401 ET SEQ., and comparable state statutes and regulations. Additional environmental laws, including but not limited to, the Oil Pollution Act of 1990, the Endangered Species Act and the Toxic Substances Control Act may also impact CRC-Evans' operations. To the company's knowledge, its operations are in substantial compliance, and are expected to continue to comply in all material respects, with applicable environmental laws, regulations and ordinances. CRC-Evans does not believe that it will be required in the near future to expend material amounts due to compliance with or liability under such environmental laws and regulations.

In recent years, environmental requirements have become increasingly stringent. Future developments, such as stricter environmental laws, regulations or enforcement policies, could affect the handling, manufacture, use, emission or disposal of substances by CRC-Evans.

INSURANCE

CRC-Evans maintains workers' compensation, employers' liability, general liability, directors' and officers' liability, automobile liability and excess liability insurance to provide benefits to employees and to protect it against claims by third parties with policy limits adequate to meet its expected needs and consistent with industry standards. Such insurance is underwritten by A+ or better rated insurance companies (AM Best rating as to claims paying ability). CRC-Evans also maintains physical damage insurance covering loss of or damage to its property on a worldwide basis, with special insurance covering loss or damage caused by political or terrorist risks in locations where such coverage is deemed prudent. CRC-Evans maintains risk management and safety programs, which have resulted in favorable loss ratios and cost savings. CRC-Evans believes its risk management, safety and insurance programs are adequate to meet its needs.

EMPLOYEES AND LABOR RELATIONS

As of May 1, 1999, CRC-Evans had approximately 399 permanent employees and 91 temporary employees for a total of approximately 490 employees. Of these employees, approximately 362, 19, 102 and seven are located in the United States, Canada, the United Kingdom and the Netherlands, respectively. No permanent employees are represented by labor unions, and CRC-Evans believes that its relations with its employees are satisfactory.

LEGAL PROCEEDINGS

CRC-Evans is involved in litigation incidental to the conduct of its business, none of which management believes is, individually or in the aggregate, material to the company's financial condition or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

The name, age and respective position of each executive officer and director of CRC-Evans are as follows:

               NAME                   AGE            POSITION
-----------------------------------   --- ------------------------------
D. Dale Wood.......................   60  Chairman and Chairman of the
                                          Board of Directors
M. Timothy Carey...................   55  Chief Executive Officer and
                                          Director
C. Paul Evans......................   69  President and Director
Windell D. Norris, Jr..............   55  Vice President -- Finance and
                                            Administration
Norman R. Francis..................   69  Chief Financial Officer,
                                          Treasurer and Secretary
Richard L. Covington...............   41  Director
Gary L. Forbes.....................   55  Director
Kenneth A. Hersh...................   35  Director
Nolan Lehmann......................   55  Director

The following is a brief description of the background and principal occupation of each executive officer and director:

D. DALE WOOD has been affiliated with CRC-Evans and its predecessors since 1971. Prior to becoming Chairman and Chairman of the Board of Directors of CRC-Evans in June 1997, Mr. Wood served as President and Chief Executive Officer of Enterra Corporation (a predecessor) from March 1991 until October 1995 and additionally as its Chairman of the Board of Directors from November 1991 until October 1995. In October 1995, Mr. Wood left Enterra as the result of its merger into Weatherford Enterra to pursue personal investments, including the formation of the buy-out groups which acquired Container-Care International, Inc. in February 1997 and CRC-Evans in June 1997. Mr. Wood devotes approximately 30% of his working time to CRC-Evans. Mr. Wood is a certified public accountant.

M. TIMOTHY CAREY has been affiliated with the pipeline industry and CRC-Evans' predecessors since 1972, during which time he ran the predecessors' automatic welding division and held positions as Executive Vice President and President. Prior to joining the company as Chief Executive Officer in June 1997, Mr. Carey was President of the Oilfield Services and Equipment Group of Enterra from 1992 through October 1995. From October 1995 through March 1996, Mr. Carey served as Sr. Vice President of Weatherford Enterra. From March 1996 through June 1997, he was a private investor and a key participant in structuring the June 1997 buyout.

C. PAUL EVANS has been affiliated with the pipeline industry and CRC-Evans' predecessors for 41 years. Prior to becoming President of CRC-Evans in June 1997, Mr. Evans served as President of a predecessor to CRC-Evans from October 1995 to June 1997, and as its Chairman of the Board of Directors, President and Chief Executive Officer from 1992 to October 1995. From 1988 to 1995, Mr. Evans was a member of the Board of Directors of Enterra.

WINDELL D. NORRIS, JR. has been in the energy and pipeline equipment business for 31 years, including 26 years with CRC-Evans and its predecessors during which time he held positions as President -- Pipeline Division, Vice
President -- Corporate Development and Executive Vice President until January 1996. He served as Chief Executive Officer of Wedge Dia-Log, Inc. from September 1996 to December 1996 and as an independent consultant for CRC-Evans and others from January 1997 until June 1998, at which time he rejoined CRC-Evans as Vice President -- Finance and Administration.

NORMAN R. FRANCIS has been affiliated with CRC-Evans and its predecessors since 1960. He became the Chief Financial Officer, Treasurer and Secretary of the Company in June 1997. His prior experience with CRC-Evans' predecessors was as Credit Manager, Controller, Assistant Treasurer, Vice President -- Finance and Chief Financial Officer. Mr. Francis is a certified public accountant.

RICHARD L. COVINGTON has served as a director of CRC-Evans since June 1997. Since February 1997, Mr. Covington has served as principal and general counsel to the Natural Gas Partners investment funds. From

1988 to February 1997, Mr. Covington was a senior stockholder and an associate with the law firm of Thompson & Knight.

GARY L. FORBES has been a director of CRC-Evans since June 1997. Since 1991, Mr. Forbes has served as a Vice President of Equus Capital Management, a registered investment advisor, and as a Vice President of Equus. He serves as a director of Consolidated Graphics, Inc., a consolidator of commercial printing companies, Drypers Corporation, a manufacturer of disposable diapers, NCI Building Systems, Inc., a manufacturer of prefabricated metal buildings, and Advanced Technical Products, Inc., a manufacturer of high performance composite parts for the aerospace and defense industries, all of which are public companies. Mr. Forbes is a certified public accountant.

KENNETH A. HERSH has served as a director of CRC-Evans since June 1997. Since 1989, Mr. Hersh has been a manager of the Natural Gas Partners investment funds, which were organized to make direct equity investments in the North American energy industry. He is currently responsible for co-managing Natural Gas Partners' overall investment portfolio. Mr. Hersh serves as a director of Pioneer Natural Resources Company, Titan Exploration, Inc., HS Resources, Inc., Petroglyph Energy, Inc. and Vista Energy Resources, Inc., all of which are public companies engaged in the oil and gas business.

NOLAN LEHMANN has been a director of CRC-Evans since June 1997. Since 1983, Mr. Lehmann has served as the president and a director of Equus and Equus Capital Management Corporation. Mr. Lehmann also serves as a director of Allied Waste Industries, Inc., a solid waste management company, Drypers Corporation, a manufacturer of disposable diapers, and Paracelsus Healthcare Corporation, a hospital management company, all of which are public companies. Mr. Lehmann is a certified public accountant.

Directors are elected at each annual meeting of stockholders. Effective upon consummation of the offering, the Board of Directors will be divided into two classes of directors, with directors serving staggered two-year terms, expiring at the annual meeting of stockholders for fiscal years 1999 and 2000, respectively. At each annual meeting of stockholders, one class of directors will be elected for a full term of two years to succeed to that class of directors whose terms are expiring. Messrs. Hersh, Wood, Evans and Forbes will serve for initial two-year terms and Messrs. Lehman, Carey and Covington will serve for initial one-year terms.

EXECUTIVE COMPENSATION

The following table sets forth certain compensation information for the Chief Executive Officer of CRC-Evans and the four other most highly compensated executive officers for the fiscal year ended March 31, 1999 (the "Named Executive Officers").

                                                                                          LONG-TERM COMPENSATION
                                                                                ------------------------------------------
                                                                                            AWARDS
                                                                                -------------------------------
                                                ANNUAL COMPENSATION                              SECURITIES        PAYOUTS
                                        ------------------------------------    RESTRICTED       UNDERLYING        -------
                                                                OTHER ANNUAL      STOCK            OPTIONS          LTIP
       NAME/PRINCIPAL POSITION           SALARY      BONUS      COMPENSATION    AWARDS(S)     PLANS/SARS(#)(2)     PAYOUTS
-------------------------------------   --------    --------    ------------    ----------    -----------------    -------
D. Dale Wood.........................   $125,000    $ 63,000       $9,600          --               65,720           --
M. Timothy Carey.....................    200,000     120,000        9,600          --               82,280           --
C. Paul Evans........................    145,000      76,125        9,600          --               49,200           --
Windell D. Norris, Jr.(1)............     95,000      50,750        7,600          --                    0           --
Norman R. Francis....................     83,200      41,440        9,600          --                8,200           --


                                          ALL OTHER
       NAME/PRINCIPAL POSITION         COMPENSATION(3)
-------------------------------------  ---------------
D. Dale Wood.........................     $ 515,318
M. Timothy Carey.....................       650,000
C. Paul Evans........................       405,367
Windell D. Norris, Jr.(1)............       190,936
Norman R. Francis....................        68,321

---------------------------

(1) Mr. Norris joined CRC-Evans in June 1998 and receives an annual salary of $120,000.

(2) Consist solely of options to acquire shares of Common Stock.

(3) Includes a one-time bonus and additional taxable income due to a change in the stockholders agreement of $505,403, $631,835, $378,971, $184,493 and
    $60,064 for Messrs. Wood, Carey, Evans, Norris and Francis, respectively. See "Certain Related Transactions -- Stockholders agreement."

The following table sets forth certain information with respect to options granted to the Named Executive Officers of CRC-Evans during the fiscal year ended March 31, 1999.

                                            NUMBER OF
                                            SECURITIES      % OF TOTAL
                                            UNDERLYING       OPTIONS/
                                           OPTIONS/SARS        SARS
                                             GRANTED        GRANTED TO     EXERCISE OR       MARKET
                                                (#         EMPLOYEES IN    BASE PRICE        PRICE         EXPIRATION
                                            SHARES)(1)     FISCAL YEAR      ($/SHARE)     ($/SHARE)(2)        DATE
                                           ------------    ------------    -----------    ------------    -------------
D. Dale Wood............................      65,720         11.9%            $2.78          $15.00       May 31, 2003
M. Timothy Carey........................      82,280         15.0%             2.78           15.00       May 31, 2003
C. Paul Evans...........................      49,200          8.9%             2.78           15.00       May 31, 2003
Windell D. Norris, Jr...................           0          0.0%
Norman R. Francis.......................       8,200          1.5%             2.78           15.00       May 31, 2003


                                           POTENTIAL
                                           REALIZABLE
                                             VALUE
                                          FOR OPTIONS
                                           GRANTED(3)
                                          ------------
D. Dale Wood............................  $    803,098
M. Timothy Carey........................     1,005,462
C. Paul Evans...........................       601,224
Windell D. Norris, Jr...................
Norman R. Francis.......................       100,204

---------------------------

(1) Consist solely of options to acquire shares of Common Stock.

(2) The market price of shares of Common Stock has been determined in the past by CRC-Evans' Board of Directors considering all relevent factors. The price reflected in this table is the mid-point of the filing range for the initial public offering.

(3) Potential realizable value illustrates the value that might be realized upon exercise of the options and is based on the difference between the exercise price and $15.00.

KEY MANAGEMENT COMPENSATION PLAN

The Company has a Key Management Incentive Compensation Plan effective June 13, 1997 by which certain employees may receive a maximum bonus between 15% to 60% of their salary. The bonus plan year is from April 1 through March 31 and was pro rated for the period from June 13, 1997 to March 31, 1998. The bonus plan awards incentive bonuses to CRC-Evans' executive officers and certain key employees. The bonuses are calculated by multiplying the employee's base salary by a factor of 1 to 4, depending on the employee's level of responsibility, and by CRC-Evans' percentage EBITDA return on total capitalization for the prior fiscal year less 20%. The Board of Directors must ratify any bonus paid to Messrs. Wood, Carey and Evans pursuant to the bonus plan.

If CRC-Evans' percentage EBITDA return on total capitalization is less than 20% for such fiscal year, no bonuses are paid and the difference is carried forward for up to two years to reduce the bonus percentage factor in those years. If the percentage EBITDA return on total capitalization exceeds 35%, such percentage factor is 15% and the excess carries forward for up to two years to increase the percentage factor in those years. The bonuses are paid 50% upon completion of the fiscal year-end audit report and 50% at the end of the following fiscal year, if the employee has not voluntarily left CRC-Evans or been terminated for cause.

DIRECTOR COMPENSATION

Directors who are employees of CRC-Evans are not compensated for their services as directors. Non-employee directors receive an annual fee of $10,000. Directors are reimbursed, however, for ordinary and necessary expenses incurred in attending board or committee meetings.

COMMITTEES OF THE BOARD OF DIRECTORS; COMPENSATION COMMITTEE INTERLOCKS

CRC-Evans has an Audit Committee and a Compensation Committee. The Audit Committee reviews and reports to the Board of Directors the scope and results of audits by CRC-Evans' outside auditor. The committee also recommends the firm of certified public accountants to serve as the Company's independent public accountants, subject to nomination by the Board of Directors and approval of the stockholders, authorizes all audit and other professional services rendered by the auditor and periodically reviews the independence of the auditor. Membership of the Audit Committee is restricted to those directors who are not active or retired officers or employees of the Company. Messrs. Covington and Lehmann are members of the Audit Committee.

The Compensation Committee will be established to oversee the compensation of senior management and the incentive stock option plan to be adopted with the effectiveness of this registration statement. The

Compensation Committee is currently comprised of Messrs. Hersh and Forbes. At the closing of the offering, no members of the Compensation Committee will be a present or former officer or employee of CRC-Evans or any subsidiary.

No executive officer or director of CRC-Evans serves as an executive officer, director, or member of a compensation committee of any other entity, for which an executive officer of such entity is a member of the board of directors or the Compensation Committee of CRC-Evans.

STOCK OPTION PLANS

  INITIAL STOCK OPTIONS

As of June 12, 1997, CRC-Evans issued to certain employees options to purchase up to 138,080 shares of CRC-Evans' common stock. With respect to these options, certain stockholders have agreed to sell to CRC-Evans up to 18,080 shares at the same price as the exercise price of such options if options to purchase more than 120,000 shares are exercised. Each option has an exercise price of $2.78 per share and vests at the rate of 20% per year over five years, beginning with the first anniversary of the date of the option agreement and continuing until the fifth anniversary of the agreement, at which time the options are fully vested. Each option expires on August 31, 2002.

CRC-Evans subsequently adopted a stock option plan on May 20, 1998. The May 1998 plan authorizes the issuance of options to purchase up to 550,160 shares of common stock to certain employees, officers, contractors or consultants of CRC-Evans, all of which options have been granted. The purposes of the May 1998 plan are to promote the interests of CRC-Evans and its stockholders by attracting, retaining and stimulating the performance of selected individuals in giving such individuals the opportunity to acquire a proprietary interest in CRC-Evans and increasing personal interest in CRC-Evans' continued success and progress. The May 1998 plan options constitute non-qualified options that are not "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended.

All options granted under the May 1998 plan have an exercise price of $2.78 per share and vest at a rate of 33 1/3% per year over three years, beginning with the first anniversary of the governing option agreement and continuing until the third anniversary of the agreement, at which time the options are fully vested.

CRC-Evans currently intends to amend the June 1997 options and the May 1998 options to allow for immediate vesting of the outstanding stock options upon the close of this offering.

The Board of Directors, which currently administers the May 1998 plan, has the authority to set the number of shares of common stock to be covered by each option granted under the plan, and to amend, modify, suspend or terminate the plan, which by its terms will terminate on May 20, 2004. However, all available options have been issued under the plan and the Board of Directors does not intend to authorize the issuance of any additional options under the plan in connection with the closing of this offering. All of the options currently issued and outstanding under the plan expire on May 31, 2003, and will continue to be recognized until expiration.

The June 1997 options and the May 1998 options are not transferable other than by will or the laws of descent and distribution. Each option may be exercised within the term of the option agreement pursuant to which it was granted, so long as CRC-Evans continues to employ the optionee. In addition, within three months after termination of an optionee's employment, an option may be exercised as to vested shares, except in the case of termination for "cause" or an optionee's voluntary termination, in which cases the initial option shall automatically expire on termination, provided that CRC-Evans may redeem the option by paying cash to the optionee equal to the excess of the book value of the option shares over the exercise price of the option. In the event of an optionee's death or disability, the options may remain outstanding and may be exercised by the acquiror of the options, but only within one year following the date of death or disability.

To date, none of the June 1997 or May 1998 options have been exercised.

  STOCK INCENTIVE PLAN

CRC-Evans will adopt a stock incentive plan effective as of the effectiveness of the registration statement. At such time, 575,000 shares of common stock will be subject to issuance under the incentive plan.

Concurrently with the offering, CRC-Evans intends to issue 40,000 stock options under the incentive plan having an exercise price equal to the initial public offering price. The incentive plan provides for the grant of stock options (including incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and non-qualified stock options), stock appreciation rights ("SARs") and other stock awards (including restricted stock awards, dividend rights and stock bonuses) to any officer, director, or employee of CRC-Evans or its subsidiaries, or any consultant or advisor engaged by CRC-Evans or its subsidiaries. The purpose of the incentive plan is to attract, retain and encourage qualified individuals to serve CRC-Evans with a high degree of commitment by providing additional financial incentives.

The Compensation Committee currently administers the incentive plan and recommends to the Board of Directors for its final approval the recipients who are to receive grants of options, the terms and conditions of options and the rules and regulations for administration of the incentive plan. The final approval of the full Board of Directors is required for any options granted under the incentive plan. Stock options may be granted under the incentive plan on such terms, including vesting and payment forms, as the Board of Directors deems appropriate in its discretion; provided that no option may be exercised later than ten years after its grant, and the purchase price for the incentive stock options and non-qualified stock options shall not be less than 100% of the fair market value of the common stock on the grant date (110% in the case of an incentive stock option granted to an individual owning more than 10% of the voting stock of CRC-Evans or a subsidiary). SARs may be granted by the Board of Directors on such terms, including payment in forms, as the Board of Directors deems appropriate, provided that an SAR granted in connection with a stock option shall become exercisable and lapse according to the same vesting schedule and lapse rules established for the stock option (which shall not exceed ten years from the date of grant). Unless terminated by the Board of Directors, the incentive plan has no automatic termination date. Upon the occurrence of an event constituting a change in control of CRC-Evans, all options and SARs under certain incentive plan award agreements will become immediately exercisable, restrictions on stock granted pursuant to a restricted stock award will lapse, and other awards will be treated in the manner determined by the Board of Directors on the grant date. The Board of Directors has not authorized the granting of any options under the incentive plan.

EMPLOYMENT AGREEMENTS

D. Dale Wood, CRC-Evans' Chairman and Chairman of the Board of Directors, has entered into an employment agreement, effective June 12, 1997, with a term of five years, which establishes a base salary of $120,000 per year. Mr. Wood's employment agreement also provides that, in certain circumstances, he will receive severance payments equal to his then current base salary for up to two years upon termination of his employment by CRC-Evans. Mr. Wood is subject to a non-competition agreement for up to two years after a voluntary termination of his employment and for eighteen months after an involuntary termination of his employment.

M. Timothy Carey, CRC-Evans' Chief Executive Officer, has entered into an employment agreement, effective June 10, 1997, with a term of five years, which establishes a base salary of $200,000 per year. Mr. Carey's employment agreement also provides that, in certain circumstances, he will receive severance payments equal to his then current base salary for up to two years upon termination of his employment by CRC-Evans. Mr. Carey is subject to a non-competition agreement for up to two years after a voluntary termination of his employment and for eighteen months after an involuntary termination of his employment.

C. Paul Evans, CRC-Evans' President, has entered into an employment agreement, effective June 12, 1997, with a term of three years, which establishes a base salary of $145,000 per year. Effective April 1, 1999 Mr. Evans' base salary was increased to $160,000 per year. Mr. Evans' employment agreement also provides that, in certain circumstances, he will receive severance payments equal to his then current base salary for up to two years upon termination of his employment by CRC-Evans. Mr. Evans is subject to a non-competition agreement for up to two years after a voluntary termination of his employment and for eighteen months after an involuntary termination of his employment.

                             PRINCIPAL STOCKHOLDERS

The following table sets forth certain information as of May 31, 1999 with respect to the beneficial ownership of CRC-Evans' common stock by:

  o   each director of CRC-Evans,

  o   each Named Executive Officer,

  o each other person known to beneficially own 5% or more of the outstanding shares of common stock and

  o all current executive officers (regardless of salary and bonus level) and directors of CRC-Evans as a group.

Unless otherwise indicated, (a) the persons listed in the table below have sole voting and investment powers with respect to the shares indicated and (b) each person's address is 11601 N. Houston Rosslyn Road, Houston, Texas 77086.

                                                                      PERCENTAGE OF
                                                                         SHARES
                                                                   BENEFICIALLY OWNED
                                                               ---------------------------
                                              SHARES             PRIOR TO       AFTER THE
                                        BENEFICIALLY OWNED     THE OFFERING      OFFERING
                                        -------------------    -------------    ----------
D. Dale Wood(1)......................          252,000               4.0%           2.7%
M. Timothy Carey(2)..................          305,640               4.8            3.3
C. Paul Evans(3).....................          188,880               3.0            2.0
Windell D. Norris, Jr................           68,000               1.1              *
Norman R. Francis(4).................           31,480                 *              *
Kenneth A. Hersh(5)..................        2,395,640              38.1           25.8
Richard L. Covington.................         --                  --              --
Nolan Lehmann(6).....................        2,395,640              38.1           25.8
Gary L. Forbes(7)....................        2,395,640              38.1           25.8
Natural Gas Partners IV, L.P.........        2,395,640              38.1           25.8
  777 Main Street, Suite 2250
  Fort Worth, Texas 76102
Equus II Incorporated................        2,395,640              38.1           25.8
  2929 Allen Parkway, 25th Floor
  Houston, Texas 77019
All directors and executive officers
  as a group (9 persons).............        5,637,280              86.7           59.3

---------------------------

 *  Less than 1%

(1) Includes 65,720 shares of common stock issuable upon exercise of outstanding stock options that will vest simultaneously with the close of this offering.

(2) Includes 82,280 shares of common stock issuable upon exercise of outstanding stock options that will vest simultaneously with the close of this offering.

(3) Includes 49,200 shares of common stock issuable upon exercise of outstanding stock options that will vest simultaneously with the close of this offering.

(4) Includes 8,200 shares of common stock issuable upon exercise of outstanding stock options that will vest simultaneously with the close of this offering.

(5) All shares of common stock that Natural Gas Partners holds. Mr. Hersh, in his capacity as one of the managing members of the general partner of Natural Gas Partners, may be deemed to have indirect beneficial ownership of the shares of common stock owned by Natural Gas Partners. Mr. Hersh disclaims any such beneficial ownership.

(6) All shares of common stock that Equus holds. Mr. Lehmann, in his capacity as president and director of Equus, may be deemed to have indirect beneficial ownership of the shares of common stock owned by Equus. Mr. Lehmann disclaims any such beneficial ownership.

(7) All shares of common stock that Equus holds. Mr. Forbes, in his capacity as vice president of Equus, may be deemed to have indirect beneficial ownership of the shares of common stock owned by Equus. Mr. Forbes disclaims any such beneficial ownership.

                          CERTAIN RELATED TRANSACTIONS

  SUBORDINATED PROMISSORY NOTES

In connection with the June 1997 buyout, the Company borrowed $1.9 million from Natural Gas Partners and Equus under subordinated promissory notes due June 30, 2002, each in the original principal amount of $959,700, and each bearing interest at a rate of 12% per annum. These notes will be repaid with a portion of the proceeds from the offering.

  PROMISSORY NOTES

In connection with the June 1997 buyout, certain officers, directors and key employees borrowed, in the aggregate, $1.9 million from CRC-Evans under promissory notes due June 30, 2002, all of which bear interest at a rate of 6.75% per annum. The following directors and executive officers borrowed the following amounts: Mr. Wood, $255,920; Mr. Carey, $319,900; and Mr. Evans, $191,940.

  FEE AGREEMENTS

In connection with the June 1997 buyout, CRC-Evans paid each of Natural Gas Partners and Equus a financing fee of $70,000 along with reimbursement of out-of-pocket costs. Pursuant to this agreement, the company also paid Mr. Covington $77,577 for acting as legal counsel to the purchasers in the June 1997 buyout.

  NORRIS PROMISSORY NOTE

In connection with a purchase of 68,000 shares of common stock, Mr. Norris borrowed $155,380 from CRC-Evans under a promissory note dated June 15, 1998, due June 30, 2002, and bearing interest at a rate of 6.75% per annum.

  INDEMNITY AGREEMENTS

CRC-Evans has entered into indemnification agreements with each of its directors, affiliates and/or "controlling persons," within the meaning of applicable securities laws, and certain of its executive officers. The indemnification agreements provide that CRC-Evans shall indemnify these individuals against certain liabilities, including settlements, and expenses actually and reasonably incurred by them in connection with any threatened or pending legal action, proceeding or investigation, other than actions brought by or in the right of CRC-Evans, to which any of them is, or is threatened to be, made a party by reason of their status as a director, officer or agent of CRC-Evans. However, with respect to a civil, administrative or non-criminal investigative action, such individual must have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of CRC-Evans, and with respect to any criminal proceedings, he or she must have had no reasonable cause to believe his or her conduct was unlawful. With respect to any action brought by or in the right of CRC-Evans, such individuals may be indemnified, to the extent not prohibited by applicable laws or as determined by a court of competent jurisdiction, against expenses actually and reasonably incurred by them in connection with such action if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of CRC-Evans. The agreements also require indemnification of such individuals for all reasonable expenses incurred in connection with the successful defense of any action or claim and provide for partial indemnification in the case of any partially successful defense.

  STOCKHOLDERS AGREEMENT

All of CRC-Evans' stockholders were parties to a Stockholders Agreement that contained provisions whereby CRC-Evans had the right to buy back the shares of the management and employee stockholders at the lesser of book value or his cost if his employment was terminated voluntarily or for cause. Effective March 31, 1999, the Stockholders Agreement was amended to modify those provisions such that CRC-Evans has the right to buy back the shares of the management and employee stockholders at fair market value as determined in good faith by the Board of Directors if his employment is terminated voluntarily or for cause, and this change resulted in taxable income for those management and employee stockholders. As a result, the Board declared a special one-time bonus of $187,609, $234,542, $140,677, $68,485, $117,230 and $117,230 for Messrs. Wood,
Carey, Evans, Norris, Richard L. Jones and Robert A. Williams, respectively, to reimburse them for the tax effect of this amendment. The amended stockholders agreement will terminate upon the close of this offering.

                          DESCRIPTION OF CAPITAL STOCK

The authorized capital stock of CRC-Evans consists of 25,000,000 shares of common stock, of which 9,294,520 shares will be outstanding immediately following the offering and of which no shares will be held as treasury stock, and 2,500,000 shares of preferred stock, par value $.01 per share, none of which are outstanding.

COMMON STOCK

The holders of common stock are entitled to one vote per share on all matters to be voted on by stockholders of CRC-Evans. Subject to any preferential rights of any outstanding series of preferred stock designated by the Board of Directors, the holders of common stock are entitled to receive, ratably, such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of CRC-Evans, the holders of common stock are entitled to receive pro rata all assets of the company available for distribution to such holders after distribution in full of the preferential amount to be distributed to holders of shares of the preferred stock, if any. CRC-Evans' Amended and Restated Certificate of Incorporation denies cumulative voting. The common stock has no conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock, other than those described under "Certain Related Transactions -- Stockholders agreement."

PREFERRED STOCK

The preferred stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. Subject to the provisions of CRC-Evans' Certificate of Incorporation and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions of any class or series of shares, including dividend rights, dividend rates, terms of redemption, redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the preferred stock, in each case without any further action or vote by the stockholders. CRC-Evans has no current plans to issue any shares of preferred stock of any class or series.

One of the effects of undesignated preferred stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of CRC-Evans by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of CRC-Evans' management. The issuance of shares of preferred stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of common stock. For example, preferred stock issued by CRC-Evans may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND THE BYLAWS

CRC-Evans' Certificate of Incorporation divides the Board of Directors into two classes, with one class of three directors and one class of four directors, serving staggered two-year terms. As a result, only one class of directors will be elected at each annual meeting of stockholders of the company with the other class continuing for the remainder of its two-year term. Pursuant to the Certificate of Incorporation, the Board of Directors is also authorized to issue shares of "blank check" preferred stock. The Certificate of Incorporation also provides that directors may only be removed with cause by a majority of the stockholders.

Equus, Natural Gas Partners and Messrs. Wood, Carey and Evans have agreed to approve an amended and restated Certificate of Incorporation providing for two classes of directors to be elected to staggered terms, and amended and restated bylaws to eliminate the need for special Board approval for certain actions and to allow for the Bylaws to be more easily amended. These documents will be adopted simultaneous with the effectiveness of the registration statement.

The company's Bylaws permit stockholders to nominate a person for election as a director before an annual stockholder meeting only if written notice of such intent is provided to CRC-Evans at least 90 days prior to the meeting. Such notice of intent to nominate a person for election as a director is required to set forth the same kind of information respecting such nominee as would be required under the proxy rules of the Commission, including the written consent of the nominee to serve as a director, if elected, and the name and address of the stockholder making the nomination as well as the number of shares owned by such stockholder. In the case of other proposed business at an annual stockholder meeting, the notice must be filed with the secretary of CRC-Evans not less than 60 nor more than 120 days prior to the meeting, and must set forth a brief description of each matter proposed, the name and address of the stockholder proposing the matter, and the number of shares owned by such stockholder.

The foregoing provisions may tend to deter any potential unfriendly offers or other efforts to obtain control of CRC-Evans that are not approved by the Board of Directors and thereby deprive the stockholders of opportunities to sell shares of common stock at prices higher than the prevailing market price. On the other hand, these provisions may tend to ensure continuity of management and corporate policies and to induce any person seeking control of CRC-Evans or a business combination with CRC-Evans to negotiate on terms acceptable to the then elected Board of Directors.

DELAWARE ANTITAKEOVER LAW

CRC-Evans is subject to Section 203 of the Delaware General Corporation Law, which prohibits Delaware corporations from engaging in a wide range of specified transactions with any interested stockholder. "Interested stockholders" include any person, other than such corporation and any of its majority-owned subsidiaries, who owns 15% or more of any class or series of stock entitled to vote generally in the election of directors, unless, among other exceptions, the transaction is approved by (a) the Board of Directors prior to the date the interested stockholder obtained such status or (b) the holders of two-thirds of the outstanding shares of each class or series of stock entitled to vote generally in the election of directors, not including those shares owned by the interested stockholder.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the common stock is Harris Trust and Savings Bank.

REGISTRATION RIGHTS AGREEMENT

CRC-Evans entered into a Registration Rights Agreement dated June 12, 1997 with Natural Gas Partners, Equus and Messrs. Wood, Evans and Carey. Approximately 5,350,120 shares of common stock have the benefit of "demand" registration rights that may be exercised by the holders of not less than 20% of the stock owned by the parties to the agreement and the employees of CRC-Evans on up to three separate occasions that allow the holder to require CRC-Evans, subject to certain limitations, to file a registration statement under the Securities Act at CRC-Evans' expense covering all or part of such securities. In addition, all of the parties to the agreement and all employee owners of these securities have the benefit of "piggyback" registration rights that allow the holders thereof to require CRC-Evans to register the underlying shares of common stock if CRC-Evans files a registration statement under the Securities Act. If such registration statement is with respect to an underwritten offering, the underwriter may reduce the amount of "piggyback" shares to be registered in the underwriting in its discretion. The registration rights agreement includes traditional covenants and indemnification provisions, including the indemnification of the selling stockholders for violations of the Securities Act.

                        SHARES ELIGIBLE FOR FUTURE SALE

When the offering is completed, CRC-Evans will have a total of 9,294,520 shares of common stock outstanding. The 3,000,000 shares offered by this prospectus will be freely tradable unless they are purchased by "affiliates" of CRC-Evans, as defined in Rule 144 under the Securities Act. The remaining 6,294,520 shares are "restricted," which means they were originally sold in certain types of offerings that were not subject to a registration statement filed with the Commission. These restricted shares may be resold only through registration under the Securities Act or under an available exemption from registration, such as provided through Rule 144. Under Rule 144, all of the restricted shares that are subject to the "lock-up" may be sold after the 180-day "lock-up" period.

In addition, 670,160 shares are issuable upon exercise of employee options, all of which will be exercisable upon close of the offering. In addition, the Company intends to issue 40,000 stock options concurrently with the close of this offering. If any options are exercised, the shares issued upon exercise will also be restricted, but may be sold under Rule 144 after the shares have been held for one year. Sales under Rule 144 may be subject to certain volume limitations and other conditions.

The holders of 5,441,400 shares of common stock have agreed to a 180-day "lock-up" with respect to these shares. This generally means that they cannot sell these shares during the 180 days following the date of this prospectus. After the 180-day lock-up period, these shares subject to lock-up may be sold in accordance with Rule 144. See "Underwriting" for additional details.

A total of 1,245,160 shares of common stock have been reserved for issuance under CRC-Evans' outstanding options and option plans. CRC-Evans will register on Form S-8 under the Securities Act the offering and sale of common stock issuable under its option plans.

                                  UNDERWRITING

CRC-Evans has entered into an underwriting agreement with the underwriters named below. CIBC World Markets Corp., Deutsche Bank Securities Inc. and Simmons & Company International are acting as representatives of the underwriters.

The underwriting agreement provides for the purchase of a specific number of shares of common stock by each of the underwriters. The underwriters' obligations are several, which means that each underwriter is required to purchase a specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of common stock set forth opposite its name below:

                                           NUMBER OF
              UNDERWRITER                   SHARES
----------------------------------------   ---------
CIBC World Markets Corp.................
Deutsche Bank Securities Inc............
Simmons & Company International.........

                                           ---------
     Total..............................   3,000,000
                                           =========

This is a firm commitment underwriting. This means that the underwriters have agreed to purchase all of the shares offered by this prospectus (other than those covered by the over-allotment option described below) if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances.

The shares should be ready for delivery on or about _______________, 1999 against payment in immediately available funds. The representatives have advised CRC-Evans that the underwriters propose to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the representatives may offer some of the shares to
certain securities dealers at such price less a concession of $     per share.
The underwriters may also allow, and such dealers may reallow, a concession not
in excess of $     per share to other dealers. If all of the shares are not sold at the initial public offering price, the representatives may change the public offering price and the other selling terms.

CRC-Evans has granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus, permits the underwriters to purchase a maximum of 450,000 additional shares from CRC-Evans to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the initial public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price
to the public will be $           and the total proceeds to CRC-Evans will be
$        . The underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional shares proportionate to the underwriters' initial amount reflected in the foregoing table.

The following table provides information regarding the amount of the discount to be paid to the underwriters by CRC-Evans:

                                                        TOTAL WITHOUT EXERCISE OF    TOTAL WITH FULL EXERCISE OF
                                           PER SHARE      OVER-ALLOTMENT OPTION         OVER-ALLOTMENT OPTION
                                           ---------    -------------------------    ---------------------------
CRC-Evans International, Inc............     $                   $                             $

CRC-Evans estimates that its total expenses of the offering, excluding the
underwriting discount, will be approximately $        .

CRC-Evans has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

CRC-Evans, its officers and directors and some other stockholders have agreed to a 180-day "lock-up" with respect to 5,441,400 shares of common stock that they beneficially own, including securities that are convertible into shares of common stock and securities that are exchangeable or exercisable for shares of common stock. This means that for a period of 180 days following the date of this prospectus, CRC-Evans and such persons may not offer, sell, pledge or otherwise dispose of these CRC-Evans securities without the prior written consent of CIBC World Markets Corp.

The representatives have informed CRC-Evans that they do not expect discretionary sales by the underwriters to exceed five percent of the shares offered by this prospectus.

CRC-Evans intends to use more than ten percent of the net proceeds of the sale of the shares to repay indebtedness it owes to Bankers Trust Company, an affiliate of one of the underwriters. Therefore, the offering is being made in compliance with the requirements of Rule 2710(c)(8) of the National Association of Securities Dealers, Inc. Conduct Rules. Under this rule, if more than ten percent of the net proceeds from the sale of the shares, not including underwriting compensation, is paid to the underwriters or their affiliates, the initial public offering price of the stock can be no higher than that recommended by a "qualified independent underwriter." In accordance with this requirement, CIBC World Markets Corp. is assuming the responsibilities of acting as a qualified independent underwriter in pricing the offering and conducting due diligence. The price of the shares will be no higher than the price recommended by
CIBC World Markets Corp.

There is no established trading market for the shares. The offering price for the shares has been determined by CRC-Evans and the representatives, based on the following factors:

  o   CRC-Evans' historical performance

  o   Estimates of the earnings prospects of CRC-Evans

  o   Prevailing capital markets conditions

  o   Market valuation of companies in related businesses

Rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

  o Stabilizing transactions -- The representatives may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

  o Over-allotments and syndicate covering transactions -- The underwriters may create a short position in the shares by selling more shares than are set forth on the cover page of this prospectus. If a short position is created in connection with the offering, the representatives may engage in syndicate covering transactions by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option.

  o Penalty bids -- If the representatives purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of such transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

Neither CRC-Evans nor the underwriters makes any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on the Nasdaq National Market or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

                                 LEGAL MATTERS

Certain legal matters in connection with the sale of the common stock offered hereby are being passed upon for CRC-Evans by Akin, Gump, Strauss, Hauer & Feld, L.L.P., and for the underwriters by Andrews & Kurth L.L.P.

                                    EXPERTS

The consolidated financial statements of CRC Holdings Corp. and subsidiaries as of March 31, 1998 and 1999 and for the period from June 12, 1997 (date of inception) to March 31, 1998 and for the year ended March 31, 1999 and the financial statements of CRC Holdings Corp. Predecessor Businesses for the year ended March 31, 1997 and for the period from April 1, 1997 to June 11, 1997 have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

CRC-Evans has filed a registration statement on Form S-1 with the Securities and Exchange Commission. In addition, upon completion of the offering, CRC-Evans will be required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the registration statement and any other documents filed by CRC-Evans at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room. CRC-Evans' Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission's Internet site at http://www.sec.gov.

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any contract or other document of CRC-Evans, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

                         INDEX TO FINANCIAL STATEMENTS

                                        PAGE
                                        -----
CRC Holdings Corp., and Subsidiaries:
     Independent Auditors' Report....   F-2
     Consolidated Balance
      Sheets -- March 31, 1998 and
      1999...........................   F-3
     Consolidated Statements of
      Earnings -- Period from June
      12, 1997
       to March 31, 1998 and for the
      year ended March 31, 1999......   F-4
     Consolidated Statements of
      Stockholders' Equity--Period
      from June 12, 1997 to March 31,
      1998 and for the year ended
      March 31, 1999.................   F-5
     Consolidated Statements of Cash
      Flows -- Period from June 12,
      1997 to
       March 31, 1998, and the year
      ended March 31, 1999...........   F-6
     Notes to Consolidated Financial
      Statements.....................   F-7
CRC Holdings Corp. Predecessor
Business:
     Independent Auditors' Report....   F-17
     Statements of Earnings of Net
      Assets Acquired -- Year ended
      March 31, 1997
       and for the period from April
      1, 1997 to June 11, 1997.......   F-18
     Statements of Equity in Net
      Assets Acquired -- Year ended
      March 31, 1997 and for the
       period from April 1, 1997 to
      June 11, 1997..................   F-19
     Statements of Cash Flows -- Year
      ended March 31, 1997 and for
      the
       period from April 1, 1997 to
      June 11, 1997..................   F-20
     Notes to Financial Statements...   F-21

                          INDEPENDENT AUDITORS' REPORT

When the transaction referred to in Note 14 of the Notes to the Consolidated Financial Statements has been consummated, we will be in a position to render the following report.

The Board of Directors
CRC Holdings Corp. and Subsidiaries:

We have audited the accompanying consolidated balance sheets of CRC Holdings Corp. and subsidiaries as of March 31, 1998 and 1999, and the related consolidated statements of earnings, stockholders' equity and cash flows for the period from June 12, 1997 (date of inception) to March 31, 1998 and for the year ended March 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CRC Holdings Corp. and subsidiaries as of March 31, 1998 and 1999, and the results of their operations and their cash flows for the period from June 12, 1997 (date of inception) to March 31, 1998 and for the year ended March 31, 1999, in conformity with generally accepted accounting principles.

Tulsa, Oklahoma
May 11, 1999, except Note 14
  which is as of [date].

                      CRC HOLDINGS CORP. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                MARCH 31,
                                       ----------------------------
                                           1998           1999
                                       -------------  -------------
               ASSETS
Current assets:
     Cash............................  $   1,558,837  $   7,724,327
     Accounts receivable, net of
      allowance for doubtful accounts
      of $317,490 and $491,862 at
      March 31, 1998 and 1999,
      respectively...................     15,968,674     20,039,225
     Inventories.....................     18,281,331     21,246,406
     Prepaid expenses and other
      current assets.................        658,302      2,060,397
     Deferred income taxes...........        351,243      2,368,992
     Deferred costs..................      2,971,685      2,917,401
                                       -------------  -------------
          Total current assets.......     39,790,072     56,356,748
                                       -------------  -------------
Rental assets, net of accumulated
  depreciation of $1,776,359 and
  $4,209,286 at March 31, 1998 and
  1999, respectively.................      9,836,440     19,200,799
Net property, plant and equipment....      4,717,621      5,951,769
Debt issue costs, net of accumulated
  amortization of $231,078 and
  $562,542, at March 31, 1998 and
  1999, respectively.................      1,509,360      1,361,611
Goodwill, net of accumulated
  amortization of $144,122...........       --            3,124,790
Deferred income taxes................        273,110      1,795,173
Other assets.........................        225,475        468,220
                                       -------------  -------------
                                       $  56,352,078  $  88,259,110
                                       =============  =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Current installments of
      long-term debt.................  $   2,387,704  $   3,517,858
     Bank overdraft..................        782,951       --
     Accounts payable -- trade.......      3,765,307      6,679,755
     Income taxes payable............        635,645      1,067,992
     Accrued liabilities.............      6,019,850      8,221,809
     Deferred revenue................      2,134,545      7,705,859
                                       -------------  -------------
          Total current
             liabilities.............     15,726,002     27,193,273
Long-term debt, excluding current
  installments.......................     29,019,192     31,822,515
Accrued stock compensation...........       --            4,424,763
                                       -------------  -------------
12% subordinated notes due 2002......      1,919,400      1,919,400
Deferred income taxes................         83,100        820,669
                                       -------------  -------------
          Total liabilities..........     46,747,694     66,180,620
                                       -------------  -------------
Stockholders' equity:
     Preferred stock, $.01 par value,
      2,500,000 shares authorized,
      none issued and outstanding....       --             --
     Common stock, $.01 par value,
      25,000,000 shares authorized;
      4,000,000 and 6,294,520 shares
      issued at March 31, 1998 and
      March 31, 1999, respectively...         40,000         62,945
     Additional paid-in capital......      9,100,000     15,159,777
     Retained earnings...............      2,342,515      9,150,727
     Accumulated other comprehensive
      income (loss)..................         41,269       (266,793)
                                       -------------  -------------
                                          11,523,784     24,106,656
     Less notes receivable from
      stockholders...................      1,919,400      2,028,166
                                       -------------  -------------
          Total stockholders'
             equity..................      9,604,384     22,078,490
     Commitments and contingencies
      (Notes 12, 14 and 15)..........
                                       -------------  -------------
                                       $  56,352,078  $  88,259,110
                                       =============  =============

See accompanying notes to consolidated financial statements.

                      CRC HOLDINGS CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF EARNINGS

                                          PERIOD FROM
                                         JUNE 12, 1997
                                              TO             YEAR ENDED
                                        MARCH 31, 1998     MARCH 31, 1999
                                        ---------------    ---------------
Revenues:
     Sales revenue...................     $23,849,375        $33,777,054
     Rental and service revenue......      28,254,107         63,925,835
                                        ---------------    ---------------
          Total revenues.............      52,103,482         97,702,889
                                        ---------------    ---------------
Cost of revenues:
     Cost of equipment sales.........      16,096,239         22,898,295
     Cost of rentals and service.....      18,573,383         34,518,931
                                        ---------------    ---------------
          Total cost of revenues.....      34,669,622         57,417,226
                                        ---------------    ---------------
          Gross profit...............      17,433,860         40,285,663
Operating expenses:
     Selling, general and
       administrative................      10,113,322         20,620,547
     Stock compensation expense......        --                4,424,763
     Research and development........         951,180          1,687,925
     Other expenses (income).........          79,148           (530,197)
                                        ---------------    ---------------
                                           11,143,650         26,203,038
                                        ---------------    ---------------
          Operating income...........       6,290,210         14,082,625
Interest expense.....................       2,411,405          3,098,313
                                        ---------------    ---------------
          Income before income
            taxes....................       3,878,805         10,984,312
Income tax expense...................       1,536,290          4,176,100
                                        ---------------    ---------------
          Net income.................     $ 2,342,515        $ 6,808,212
                                        ===============    ===============
Net earnings per share:
     Basic...........................     $       .59        $      1.14
                                        ===============    ===============
     Diluted.........................     $       .57        $      1.04
                                        ===============    ===============

See accompanying notes to consolidated financial statements.

                      CRC HOLDINGS CORP. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                             ACCUMULATED        NOTES
                                            COMMON STOCK         CAPITAL IN                     OTHER         RECEIVABLE
                                       ----------------------    EXCESS OF     RETAINED     COMPREHENSIVE        FROM
                                        SHARES      PAR VALUE    PAR VALUE     EARNINGS     INCOME (LOSS)    STOCKHOLDERS
                                       ---------    ---------   ------------  -----------   -------------    ------------
Balance, June 12, 1997...............     --         $ --       $    --       $   --          $ --            $   --
  Issuance of stock..................  4,000,000      40,000       9,100,000      --            --             (1,919,400)
  Comprehensive income:
    Net income.......................     --           --            --         2,342,515       --                --
    Translation adjustments..........     --           --            --           --             41,269           --
         Total comprehensive
           income....................
                                       ---------    ---------   ------------  -----------   -------------    ------------
Balance, March 31, 1998..............  4,000,000      40,000       9,100,000    2,342,515        41,269        (1,919,400)
  Issuance of stock..................  2,294,520      22,945       5,170,033      --            --               (108,766)
  Comprehensive income:
    Net income.......................     --           --            --         6,808,212       --                --
    Translation adjustments..........     --           --            --           --           (308,062)          --
         Total comprehensive
           income....................
  Tax effect of management stock
    valuation........................     --           --            889,744      --            --                --
                                       ---------    ---------   ------------  -----------   -------------    ------------
Balance, March 31, 1999..............  6,294,520     $62,945    $ 15,159,777  $ 9,150,727     $(266,793)      $(2,028,166)
                                       =========    =========   ============  ===========   =============    ============


                                           TOTAL
                                       STOCKHOLDERS'
                                          EQUITY
                                       -------------
Balance, June 12, 1997...............   $   --
  Issuance of stock..................     7,220,600
  Comprehensive income:
    Net income.......................     2,342,515
    Translation adjustments..........        41,269
                                       -------------
         Total comprehensive
           income....................     2,383,784
                                       -------------
Balance, March 31, 1998..............     9,604,384
  Issuance of stock..................     5,084,212
  Comprehensive income:
    Net income.......................     6,808,212
    Translation adjustments..........      (308,062)
                                       -------------
         Total comprehensive
           income....................     6,500,150
  Tax effect of management stock
    valuation........................       889,744
                                       -------------
Balance, March 31, 1999..............   $22,078,490
                                       =============

See accompanying notes to consolidated financial statements.

                      CRC HOLDINGS CORP. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                        PERIOD FROM
                                         JUNE 12,
                                          1997 TO       YEAR ENDED
                                         MARCH 31,       MARCH 31,
                                           1998            1999
                                        -----------     -----------
Cash flows from operating activities:
  Net income.........................   $ 2,342,515     $ 6,808,212
  Adjustments to reconcile net income
     to net cash
     provided by operating
     activities:
       Depreciation and
          amortization...............     2,341,344       4,000,009
       Retirements of property and
          rental assets..............         9,717         903,938
       Deferred income tax benefit...      (224,000)     (1,912,499)
       Deferred stock compensation...       --            4,424,763
       (Increase) decrease in assets:
          Accounts receivable........      (599,867)     (2,307,080)
          Inventories................       (10,981)     (2,146,167)
          Prepaid expenses and other
            assets...................      (666,113)     (1,936,673)
          Deferred costs.............    (2,885,960)         54,284
       Increase (decrease) in
          liabilities:
          Accounts
            payable -- trade.........    (1,375,868)      2,328,793
          Accrued liabilities........     1,301,109       1,990,658
          Income taxes payable.......       635,645        (236,793)
          Deferred revenue...........     2,134,545       5,571,314
                                        -----------     -----------
            Net cash provided by
               (used in) operating
               activities............     3,002,086      17,542,579
                                        -----------     -----------
Cash flows from investing activities:
  Capital expenditures...............    (1,082,942)     (7,164,096)
  Payment for acquired business......   (39,963,985)    (11,955,954)
                                        -----------     -----------
            Net cash used in
               investing
               activities............   (41,046,927)    (19,120,050)
                                        -----------     -----------
Cash flows from financing activities:
  Proceeds from long-term debt.......    32,889,959      20,872,104
  Principal payments on long-term
     debt............................    (1,510,063)    (16,938,627)
  Increase (decrease) in bank
     overdraft.......................       782,951        (782,951)
  Debt issuance costs................    (1,740,438)       (183,715)
  Loans to stockholders, net.........       --             (108,766)
  Proceeds from issuance of common
     stock...........................     9,140,000       5,192,978
                                        -----------     -----------
            Net cash provided by
               financing
               activities............    39,562,409       8,051,023
Effect of exchange rate changes on
  cash...............................        41,269        (308,062)
                                        -----------     -----------
Net increase in cash.................     1,558,837       6,165,490
Cash at beginning of period..........       --            1,558,837
                                        -----------     -----------
Cash at end of period................   $ 1,558,837     $ 7,724,327
                                        ===========     ===========
Supplementary disclosure of cash flow
  information:
  Cash paid for interest.............   $ 2,411,405     $ 3,098,313
                                        ===========     ===========
  Income taxes.......................   $ 1,056,859     $ 5,656,252
                                        ===========     ===========
Supplemental disclosure of non-cash
  financing information --
  Notes receivable from stockholders
     for common stock................   $ 1,919,400     $   108,766
                                        ===========     ===========

See accompanying notes to consolidated financial statements.

                      CRC HOLDINGS CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  DESCRIPTION OF BUSINESS

CRC Holdings Corp. and subsidiaries (the Company) designs, manufactures, sells, and rents specialized equipment to the pipeline construction and rehabilitation industry. The Company operates on a world wide basis through wholly owned subsidiaries with principal operations located in Tulsa, Oklahoma; Houston, Texas; Edmonton, Alberta; Burnley, United Kingdom; and Hoevelaken, the Netherlands.

  PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the financial statements of CRC Holdings Corp. and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

  CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

  INVENTORIES

Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method for all inventories.

  PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Betterments and renewals that extend the life of the asset are capitalized; other repairs and maintenance are expensed.

The estimated useful lives for determining depreciation for the major classes of assets are:

Buildings and improvements..............    20 to 40 years
Machinery and equipment.................       7 years
Furniture and fixtures..................       7 years
Automobiles and trucks..................       5 years
Computer equipment......................       5 years

  IMPAIRMENT OF LONG-LIVED ASSETS

The Company accounts for impairment of long-lived assets when indicators of impairment are present and the undiscounted cash flows are not sufficient to recover the assets carrying amount. The impairment is measured by comparing the fair value of the asset to its carrying amount. Fair values are based on discounted future cash flows or information provided by sales and purchases of similar assets.

  DEBT ISSUANCE COSTS

Debt issuance costs are initially capitalized as intangible assets and are amortized over the term of the debt to which they relate.

  REVENUE RECOGNITION

Equipment sales revenue is recognized when the equipment is shipped. Equipment rental revenue is deferred and recognized ratably over the term of the rental agreement. Service revenue is recognized upon customer billing which occurs at the time the services have been rendered. Cost associated with refurbishing rental equipment is incurred and deferred at the time the equipment is readied for use. Such costs are amortized during the rental period.

                      CRC HOLDINGS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  GOODWILL

Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected period to be benefited which is 15 years. The Company assesses the recoverability of goodwill by determining whether the amortization of the balance over its remaining life can be recovered through undiscounted future cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

  INCOME TAXES

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  FOREIGN CURRENCY TRANSLATION

All significant asset and liability accounts stated in currencies other than United States dollars are translated into United States dollars at year end exchange rates. Translation adjustments are accumulated in a separate component of stockholders' equity. Revenue and expense accounts are converted at prevailing rates throughout the year.

  EMPLOYEE BENEFIT PLAN

The Company has a defined contribution 401(k) plan which covers substantially all employees. This plan invests in a variety of mutual funds, each with different objectives. For the first 6% of annual salary an employee contributes to the plan, the Company makes a 50% matching contribution. The total contributions made to the plan by the Company during the period ended March 31, 1998 and the year ended March 31, 1999 were $61,000 and $500,000, respectively.

  STOCK OPTION PLAN

The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of Accounting Principles Board (APB) Opinion No. 25, ACCOUNTING FOR STOCK-BASED COMPENSATION, and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

  ENVIRONMENTAL REMEDIATION OBLIGATIONS

The Company accrues for losses associated with environmental remediation obligations, if any, when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. Recoveries of environmental remediation costs from other parties, if any, are recorded as assets when their receipt is deemed probable.

                      CRC HOLDINGS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  USE OF ESTIMATES

Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

  COMPREHENSIVE INCOME

The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 130, REPORTING COMPREHENSIVE INCOME, in 1998. The statement requires reporting of comprehensive income, which includes all changes in stockholders' equity other than additional investments by stockholders or distributions to stockholders. There are no related tax effects associated with the Company's calculations of comprehensive income.

(2)  FORMATION AND ACQUISITION

The Company was formed to acquire the net assets of CRC-Evans Pipeline International, Inc. and the issued and outstanding shares of CRC-Evans Canada Ltd. and Pipeline Induction Heat Ltd., wholly owned subsidiaries of the Company. The aggregate purchase price after working capital adjustments was $41,930,000, including debt issue costs of $1,600,000 and cash acquired of $366,251. The transaction was effective June 12, 1997. Other than the issuance of capital stock and debt on June 12, 1997 the Company had no operations prior to June 12, 1997.

The purchase price net of cash acquired was allocated to the assets acquired and liabilities assumed as follows:

Accounts receivable..................  $   15,368,807
Inventories..........................      18,270,350
Rental assets........................      10,721,613
Property, plant and equipment........       4,869,489
Deferred income taxes................         317,253
Other assets.........................         303,389
Accounts and notes payable...........      (5,168,175)
Accrued liabilities..................      (4,718,741)
                                       --------------
     Net assets acquired.............  $   39,963,985
                                       ==============

In connection with the original issuance of the capital stock the Company also issued subordinated debentures to certain of its shareholders. The proceeds were utilized to allow other shareholders to purchase capital stock. The loan is subordinated, bears interest at 12% and is payable in 2002. The notes receivable bear interest at 6.75%, are repayable in 2002 and are secured by the common stock of the Company.

(3)  BUSINESS AND CREDIT CONCENTRATIONS

The Company has a concentration of customers in the oil and gas pipeline construction industry which expose the Company to a concentration of credit risk within an industry. Receivables are generally not collateralized. The Company believes that the allowance for bad debts is adequate.

Ten customers were responsible for 45% of the Company's total revenue in the period ended March 31, 1998. In addition, one customer accounted for approximately 11% of the Company's total revenues in the period ended March 31, 1998. Ten customers were responsible for 33% of the Company's total revenue in the year ended March 31, 1999.

(4)  FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of cash, accounts receivable, bank overdraft, trade accounts payable, income taxes payable, and accrued liabilities approximate fair value due to the short maturity of these instruments.

                      CRC HOLDINGS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

The carrying amounts of notes receivable from shareholders, long-term debt, and notes payable to shareholders approximate fair value as the interest rates and terms of the agreements approximate those available to the Company in the marketplace.

(5)  INVENTORIES

Inventories at March 31, 1998 and 1999 consist of the following:

                                              1998           1999
                                          -------------  -------------
Raw materials...........................  $   8,661,523  $  10,228,019
Work-in-process.........................      2,244,875      3,057,198
Finished goods..........................      7,374,933      7,961,189
                                          -------------  -------------
                                          $  18,281,331  $  21,246,406
                                          =============  =============

(6)  PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, at cost, at March 31, 1998 and 1999 consists of:

                                              1998          1999
                                          ------------  ------------
Property, plant and equipment:
     Land and improvements..............  $  1,026,228  $  1,316,925
     Buildings and improvements.........     2,591,995     2,569,917
     Machinery and equipment............       325,021       618,863
     Furniture and fixtures.............        83,165       168,613
     Automobiles and trucks.............       379,345       486,186
     Leasehold improvements.............       295,940       291,375
     Computer equipment.................       344,179     1,120,079
                                          ------------  ------------
                                             5,045,873     6,571,958
Less accumulated depreciation and
  amortization..........................      (328,252)     (620,189)
                                          ------------  ------------
     Net property, plant and
       equipment........................  $  4,717,621  $  5,951,769
                                          ============  ============

(7)  GEOGRAPHIC DATA

The Company believes that all of its operations are part of the pipeline construction and rehabilitation industry and accordingly reports as a single industry segment. Worldwide operations are conducted through the Company's principal subsidiaries located in the United States, the United Kingdom and Canada. Information relating to the Company's operations is set forth in the following table. Identifiable assets consist of accounts receivable, inventories, fixed assets and rental equipment. Cost of rental equipment has been allocated to geographical locations based on the insured value of the equipment attributable to specific rental contracts.

                      CRC HOLDINGS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                         PERIOD FROM JUNE 12, 1997              YEAR ENDED
                                             TO MARCH 31, 1998                MARCH 31, 1999
                                       -----------------------------   -----------------------------
                                                        IDENTIFIABLE                    IDENTIFIABLE
                                         REVENUES          ASSETS        REVENUES          ASSETS
                                       -------------    ------------   -------------    ------------
Algeria..............................  $     794,000     $   --        $   3,943,000     $    45,000
Brazil...............................      2,040,000       1,111,000       3,915,000         914,000
Canada...............................      5,521,000       3,977,000      20,658,000       4,734,000
France...............................      2,772,000          64,000         767,000          60,000
Russia...............................      3,955,000         --              260,000           8,000
United Kingdom.......................      3,470,000       6,703,000       6,494,000       6,440,000
United States........................     14,069,000      31,209,000      34,055,000      47,031,000
All other............................     19,482,000       5,740,000      27,611,000       7,506,000
                                       -------------    ------------   -------------    ------------
                                       $  52,103,000     $48,804,000   $  97,703,000     $66,738,000
                                       =============    ============   =============    ============

(8)  LONG-TERM DEBT

Long-term debt at March 31, 1998 and 1999 consists of the following:

                                           1998           1999
                                       -------------  -------------
Note payable to bank, bearing
  interest at either (i) a base rate
  equal to the lendor's base rate or
  0.5% above the Federal funds
  effective rate, plus 0.25% to 1%,
  or (ii) the Eurodollar rate plus
  the applicable margin ranging from
  1.75% to 2.50% (8.1875% and 6.75%
  at March 31, 1998 and 1999,
  respectively); payable in
  escalating quarterly installments;
  secured by substantially all assets
  of the Company. (a)................  $  18,500,000  $  16,125,000
Notes payable to bank under
  $5,000,000 line of credit and
  $2,500,000 acquisition facility,
  bearing interest at a floating rate
  equal to LIBOR plus 1% (10.0389%
  and 7.9457% at March 31, 1998 and
  1999, respectively); secured by
  substantially all assets of the
  Company. (a), (b)..................      2,389,959      4,860,180
Note payable to bank under
  $25,000,000 line of credit,
  $2,500,000 and $3,000,000 bearing
  interest at (9.5% and 8.0% at March
  31, 1998 and 1999, respectively);
  $8,000,000 bearing interest at
  either (i) a base rate equal to the
  higher of the Lendor's base rate or
  0.5% above the Federal funds
  effective rate, plus 0.25% to 1%,
  or (ii) the Eurodollar rate plus
  the applicable margin ranging from
  1.75% to 2.50% (8.1875% and 6.75%
  at March 31, 1998 and 1999,
  respectively) secured by
  substantially all assets of the
  Company. (a), (b)..................     10,500,000      3,000,000
Note payable to bank, under
  $17,500,000 acquisition facility,
  bearing interest either (i) a base
  rate equal to the higher of the
  Lendor's base rate or 0.5% above
  the Federal funds effective rate,
  plus 0.25% to 1%, or (ii) the
  Eurodollar rate plus the applicable
  margin ranging from 1.75% to 2.50%
  (6.75% at March 31, 1999) secured
  by all assets of the Company. (a),
  (b)................................       --           11,000,000
Other installment notes..............         16,937        355,193
                                       -------------  -------------
Total long-term debt.................     31,406,896     35,340,373
Less current installments............     (2,387,704)    (3,517,858)
                                       -------------  -------------
Total long-term debt, excluding
  current installments...............  $  29,019,192  $  31,822,515
                                       =============  =============

---------------------------

(a) The loan agreement which expires June 12, 2003, contains various covenants, including, but not limited to, maintenance of minimum net worth and a ratio of liabilities to net worth, as defined in the agreement.

(b) The Company is required to pay a commitment fee ranging from 0.25% to 0.50% of the unused portion of the revolving line of credit. The commitment fee varies based upon the ratio of average funded debt to earnings before interest, taxes, depreciation, and amortization.

                      CRC HOLDINGS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Aggregate maturities of long-term debt are as follows:

2000.................................  $   3,517,858
2001.................................      5,654,193
2002.................................      6,984,707
2003.................................      8,965,605
2004.................................     10,218,010

(9)  INCOME TAXES

Income tax expense (benefit) for the period from June 12, 1997 to March 31, 1998 and the year ended March 31, 1999 consists of the following:

                1998                     CURRENT       DEFERRED        TOTAL
-------------------------------------  ------------  -------------  ------------
Federal..............................  $  1,133,323       (191,265)      942,058
State................................       162,038        (17,735)      144,303
International........................       464,929        (15,000)      449,929
                                       ------------  -------------  ------------
                                       $  1,760,290       (224,000)    1,536,290
                                       ============  =============  ============

                1999                     CURRENT       DEFERRED        TOTAL
-------------------------------------  ------------  -------------  ------------
Federal..............................  $  3,360,181  $  (1,851,251) $  1,508,930
State................................       475,797       (167,257)      308,540
International........................     2,252,621        106,009     2,358,630
                                       ------------  -------------  ------------
                                       $  6,088,599  $  (1,912,499) $  4,176,100
                                       ============  =============  ============

Total income tax expense differs from the amounts computed by applying the U.S. federal statutory income tax rates of 35% to income before income taxes as a result of the following:

                                           1998          1999
                                       ------------  ------------
Computed "expected" income tax
  expense............................  $  1,357,582  $  3,844,509
Increase (decrease) in income taxes
  resulting from:
     State income taxes, net of
       federal income tax benefit....       173,678       200,551
     Foreign income taxes............       (31,699)       71,193
     Expenses not deductible for
       income tax purposes...........       121,243       256,915
     Other...........................       (84,514)     (197,068)
                                       ------------  ------------
                                       $  1,536,290  $  4,176,100
                                       ============  ============

                      CRC HOLDINGS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets (liabilities) at March 31, 1998 and 1999 are presented below:

                                           1998           1999
                                       -------------  -------------
Deferred tax assets (liabilities):
     Inventories, principally due to
       additional costs capitalized
       for tax purposes and the
       allowance for obsolete
       inventory.....................  $      49,708  $      36,681
     Accrued liabilities not
       deductible until paid.........        768,420      1,085,093
     Management stock compensation...       --              889,744
     Deferred revenue taxable when
       received......................        610,644      1,323,016
     Deferred compensation costs for
       book purposes.................       --            1,660,329
     Rental costs deferred for book
       purposes......................     (1,077,529)    (1,077,600)
     Property and equipment,
       principally due to differences
       in depreciation...............        120,260       (684,744)
     Other...........................         69,750        110,977
                                       -------------  -------------
          Net deferred tax assets....  $     541,253  $   3,343,496
                                       =============  =============

During 1999, the Company amended certain provisions of the shareholders agreement which resulted in taxable income to the shareholders and a corresponding tax benefit to the Company of approximately $890,000, which has been credited to additional paid-in capital.

Management believes that it is more likely than not that the Company will realize the benefit of the deferred tax assets in future periods.

(10)  EARNINGS PER SHARE

The following information reconciles the number of shares used to compute basic earnings per share to those used to compute diluted earnings per share:

                                         PERIOD FROM JUNE 12,
                                                 1997                   YEAR ENDED
                                          TO MARCH 31, 1998           MARCH 31, 1999
                                       ------------------------  ------------------------
Net Income...........................              $  2,342,515              $  6,808,212
Weighted average shares of common
  stock outstanding..................   4,000,000                 5,981,645
     Basic earnings per share........              $        .59              $       1.14
                                                   ============              ============
Effect of dilutive
  securities -- stock options........     120,000                   585,259
                                       ----------                ----------
                                        4,120,000                 6,566,904
                                       ==========                ==========
     Diluted earnings per share......              $        .57              $       1.04
                                                   ============              ============

(11)  STOCK OPTION PLANS

As of June 12, 1997, the Company issued to certain employees options to purchase up to 138,080 shares of the Company's common stock (the June 1997 Plan). Options granted under the June 1997 Plan have an exercise price of $2.78 per share and vest at the rate of 20% per year over five years, beginning with the first anniversary of the date of the option agreement and continuing until the fifth anniversary of the agreement, at which time the options are fully vested. Each option expires on August 31, 2002.

The Company adopted a stock option plan on May 20, 1998 (the May 1998 Plan). The May 1998 Plan authorizes the issuance of additional options to purchase up to 550,160 shares of common stock to certain employees, officers, contractors or consultants of the Company. Options granted under the May 1998 Plan have an exercise price of $2.78 per share and vest at a rate of 33 1/3% per year over three years, beginning with the first anniversary of the agreement and continuing until the third anniversary of the agreement, at which time the options are fully vested. Each option expires on May 31, 2003.

                      CRC HOLDINGS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

The options are not transferable other than by will or the laws of descent and distribution. Each option may be exercised within the term of the option agreement pursuant to which it was granted, so long as the Company continues to employ the optionee.

In connection with the issuance of these options the Company has recognized compensation expense of approximately $4,425,000 representing the difference between the estimated fair value per share of $15.00 and the option exercise price of $2.78 per share. Compensation expense remaining to be recognized over the service period according to the original vesting schedule is approximately $3,767,943. Upon successful completion of the transaction referred to in Note 14, the Company intends to vest all of the options immediately. In this case, the entire amount of remaining compensation expense would be recognized in fiscal year 2000.

Shares purchased upon exercise of vested options will require substantive investment on the part of the option holders. Options or shares cannot be put back to the Company other than upon termination and significant restrictions exist on the part of the option holders ability to sell options or shares back to the Company upon termination. As such, all option plans are fixed plans and are accounted for using the intrinsic value method.

The Company applies APB 25 and related Interpretations in accounting for its stock option plans. Had compensation cost been determined consistent with FASB No. 123, the Company's compensation expense would be reduced by approximately $3,741,000 in 1999. Net income would have been increased by approximately $2,359,000 ($.35 per share) in 1999.

The per share weighted-average fair value of options granted is calculated using the Black Scholes option-pricing model, assuming the options have a remaining life of 2 years, the weighted-average risk-free interest rate at the dates of grant is 5.42% percent and volatility of 45%. The weighted average fair value of options is $12.50 per share.

The Company's stock option activity and related information consist of:

                                        PERIOD FROM JUNE 12, 1997              YEAR ENDED
                                            TO MARCH 31, 1998                MARCH 31, 1999
                                       ----------------------------   ----------------------------
                                                       WEIGHTED-                      WEIGHTED-
                                                        AVERAGE                        AVERAGE
                                        SHARES       EXERCISE PRICE    SHARES       EXERCISE PRICE
                                       ---------     --------------   ---------     --------------
Outstanding, beginning of year.......     --             $--            138,080         $ 2.78
Granted..............................    138,080           2.78         550,160           2.78
Exercised............................     --             --              --             --
                                       ---------     --------------   ---------     --------------
Outstanding, end of year.............    138,080         $ 2.78         688,240         $ 2.78
                                       =========     ==============   =========     ==============
Exercisable at end of year...........     --             $ 2.78          27,616         $ 2.78
                                       =========     ==============   =========     ==============

To date, no options have been exercised.

(12)  COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company provides warranties on parts and equipment sold and rented.

In addition to these warranties, the Company has warranted specific systems and components provided for an oceangoing pipe laying vessel. The Company was liable for all items, systems, components, and spare parts through October 1998 and remains liable for design failure through June 2000. The Company's liability on design failure is limited to the amount required to correct the design failure, including replacement, reassembly, and technical support. The Company is not liable for loss of business or revenue. The vessel is undergoing tests and no claims have been made to date under the warranty provisions of the contract. The Company has accrued an estimated amount for its liability under the warranty provisions. The

                      CRC HOLDINGS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

aggregate amount of warranty claims, if any, cannot be determined. Payments of claims significantly in excess of amounts accrued, if any, could have an adverse effect on the Company's consolidated financial position, results of operations, and liquidity.

The Company has entered into agreements with certain stockholders to acquire 18,080 shares of common stock at a price determined in accordance with the provisions of the Company's stock option plan.

The Company is obligated under various noncancelable operating leases for certain operating facilities, automobiles, and equipment. The remaining terms of the leases range from one to sixteen years. Future minimum lease payments as of March 31, 1999 are:

Year ending March 31:
          2000.......................  $    266,206
          2001.......................       257,291
          2002.......................       229,936
          2003.......................       161,313
          2004.......................       161,313
     Thereafter......................     1,350,456

Rent expense was approximately $290,385 and $804,000 for the period from June 12, 1997 to March 31, 1998 and the year ended March 31, 1999, respectively.

The Company has outstanding standby letters of credit aggregating $897,000 to guarantee performance to third parties under certain contracts.

The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations, or liquidity.

(13)  BUSINESS ACQUISITIONS

In April 1998, the Company acquired substantially all of the business assets of B.L. Key Services LLC (B. L. Key), a manufacturer and seller of concrete pipeline weights. The purchase price of the assets acquired totaled approximately $3,160,000 of which $1,029,000 was paid in cash and $2,131,000 was financed with a short-term note payable due July 1998. The excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over 15 years.

The estimated fair value of assets acquired consists of the following:

Inventory............................  $    119,000
Property and equipment...............     1,193,000
Other................................        29,000
                                       ------------
     Fair value of net assets
       acquired......................     1,341,000
Excess of purchase price paid over
  fair value of assets acquired......     1,819,000
                                       ------------
                                       $  3,160,000
                                       ============

The purchase agreement includes an earnout component, whereby the Company is obligated to pay previous owners up to $5,500,000 based on earnings of B. L. Key. The Company accrued $68,423 during 1999 in connection with the agreement.

In May 1998, the Company acquired substantially all of the pipeline equipment assets of Hamilton Heavy Equipment, Inc. and Jerry Hamilton dba HHC International. The purchase price of the assets was $6,093,000 of which $5,693,000 was paid in cash at closing, and $400,000 was financed with an installment note payable due May 2003.

                      CRC HOLDINGS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

The estimated fair value of the assets acquired consists of the following:

Rental assets........................  $  5,590,000
Inventory............................       449,000
Property and equipment...............        54,000
                                       ------------
                                       $  6,093,000
                                       ============

In November 1998, the Company acquired substantially all of the business assets of Didcot Heat Treatment Limited (Didcot) for an aggregate purchase price of $2,702,000. Didcot performs resistance heat treating services, with its primary markets in the United Kingdom and Western Europe. The estimated fair value of assets acquired aggregated $1,700,000. The excess of the purchase price paid over the fair value of the assets acquired was $1,002,000 and is being amortized on a straight-line basis over 15 years.

Management believes the effect of disclosing pro forma results of these acquisitions to be immaterial.

(14)  INITIAL PUBLIC OFFERING

The Company has filed a registration statement with the Securities and Exchange Commission relating to the initial public offering (IPO) of 3,000,000 shares of its common stock. The Company intends to use the net proceeds from the offering, estimated to be $40,769,000 to repay indebtedness and to provide working capital for general corporate purposes, including strategic acquisitions. At or before the effective date of this registration statement, the Company intends to effect a 40-for-1 split of its common stock. The share and per share amounts in the accompanying financial statements have been adjusted to reflect the common stock split for all periods presented.

The Company will adopt a stock incentive plan effective as of the effectiveness of the registration statement. At such time, 575,000 shares of common stock will be subject to issuance under the incentive plan. The incentive plan provides for the grant of stock options, stock appreciation rights, and other stock awards (including restricted stock awards, dividend rights and stock bonuses) to any officer, director, or employee of CRC-Evans or its subsidiaries, or any consultant or advisor engaged by CRC-Evans or its subsidiaries. The Company intends to issue an additional 40,000 options concurrently with the close of the offering.

(15)  YEAR 2000

The Company uses a number of computer programs across its entire operation both in application software (IT applications) and in plant and equipment (embedded technology). In view of the potential adverse impact of the Year 2000 issue on its business, operations, and financial condition, the Company has established a central function to coordinate and report on a continuing basis with regard to the assessment, remediation planning, and plan implementation processes of the Company directed to Year 2000 issues in the IT application and embedded technology contexts.

The Company has completed surveying its major vendors and customers and has checked its products' computers (particularly its automated welding system) for Year 2000 compliance. The Company believes that the Year 2000 assessment, remediation planning and plan implementation will be completed by September 30, 1999.

Costs to date incurred in connection with the Year 2000 assessment, remediation, planning and plan implementation are approximately $600,000 of which $100,000 has been expensed (the remaining costs being capital items). Aggregate cost to the Company, including estimated cost of $600,000 associated with the acquisition and installation of a new business software system, is estimated to be $900,000. Substantially all of these costs are expected to be funded with working capital and have been used to replace rather than repair the Company's software and hardware. The Company is continuing its assessment of the impact of Year 2000 across its business and operations, but currently believes that the costs of addressing this issue will not have a material adverse impact on the Company's financial position.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
CRC Holdings Corp.:

We have audited the statements of earnings of net assets acquired, equity in net assets acquired and cash flows of CRC Holdings Corp. Predecessor Businesses for the year ended March 31, 1997 and for the period from April 1, 1997 to June 11, 1997. These financial statements are the responsibility of the management of CRC Holdings Corp. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of CRC Holdings Corp. Predecessor Businesses for the year ended March 31, 1997 and for the period from April 1, 1997 to June 11, 1997, in conformity with generally accepted accounting principles.

Tulsa, Oklahoma
October 3, 1998

                   CRC HOLDINGS CORP. PREDECESSOR BUSINESSES
                 STATEMENTS OF EARNINGS OF NET ASSETS ACQUIRED

                                        YEAR ENDED         PERIOD FROM
                                         MARCH 31,        APRIL 1, 1997
                                           1997         TO JUNE 11, 1997
                                       -------------    -----------------
Revenues:
     Sales revenue...................  $  26,081,330       $ 5,686,973
     Rental and service revenue......     43,293,159         6,928,325
                                       -------------    -----------------
          Total revenues.............     69,374,489        12,615,298
                                       -------------    -----------------
Cost of revenues:
     Cost of sales revenue...........     18,372,975         3,712,139
     Cost of rental and service
       revenue.......................     28,302,656         5,450,835
                                       -------------    -----------------
          Total cost of revenues.....     46,675,631         9,162,974
                                       -------------    -----------------
          Gross profit...............     22,698,858         3,452,324
                                       -------------    -----------------
Operating expenses:
     Selling, general and
       administrative................     13,017,645         3,015,862
     Research and development........        753,919           152,928
     Other expenses (income).........        367,135          (152,674)
                                       -------------    -----------------
          Operating income...........      8,560,159           436,208
Interest income......................        688,714            49,676
                                       -------------    -----------------
          Income before income
          taxes......................      9,248,873           485,884
Income tax expense...................      3,359,203           207,108
                                       -------------    -----------------
          Net income.................  $   5,889,670       $   278,776
                                       =============    =================

See accompanying notes to financial statements.

                   CRC HOLDINGS CORP. PREDECESSOR BUSINESSES
                  STATEMENTS OF EQUITY IN NET ASSETS ACQUIRED

                                                          PERIOD FROM
                                        YEAR ENDED       APRIL 1, 1997
                                        MARCH 31,         TO JUNE 11,
                                           1997               1997
                                        ----------      ----------------
Equity in net assets acquired at
beginning of period..................   $27,841,772        $34,861,903
     Comprehensive income:
          Net income.................    5,889,670            278,776
          Effect of exchange rate
            changes..................      306,999            297,725
                                        ----------      ----------------
               Total comprehensive
                 income..............    6,196,669            576,501
     Net capital contributions
       (withdrawals).................      823,462         (2,948,148)
                                        ----------      ----------------
Equity in net assets at end of
  period.............................   $34,861,903        $32,490,256
                                        ==========      ================

See accompanying notes to financial statements.

                   CRC HOLDINGS CORP. PREDECESSOR BUSINESSES
                            STATEMENTS OF CASH FLOWS

                                                         PERIOD FROM
                                        YEAR ENDED      APRIL 1, 1997
                                         MARCH 31,       TO JUNE 11,
                                           1997             1997
                                       -------------    -------------
Cash flows from operating activities:
  Net income.........................  $   5,889,670     $    278,776
  Adjustments to reconcile net income
     to net cash
     provided by operating
     activities:
       Depreciation and
        amortization.................      2,287,012          387,560
       Other.........................        153,451          (25,740)
       Deferred income tax expense
        (benefit)....................       (417,356)           3,027
       (Increase) decrease in assets:
          Accounts receivable........     (2,107,661)       1,789,726
          Inventories................     (2,928,757)      (3,012,645)
          Prepaid expenses and other
             assets..................       (152,757)         187,770
          Deferred costs.............       (903,350)        (683,481)
       Increase (decrease) in
        liabilities:
          Accounts
             payable -- trade........        413,025          483,449
          Accrued liabilities........     (1,551,140)         155,028
          Income taxes payable.......       (324,381)        (326,208)
          Deferred income............      2,703,531          531,436
                                       -------------    -------------
            Net cash provided by
                (used in) operating
                activities...........      3,061,287         (231,302)
                                       -------------    -------------
Cash flows from investing
  activities --
  Capital expenditures...............     (2,366,731)         (37,147)
                                       -------------    -------------
            Net cash used in
                investing
                activities...........     (2,366,731)         (37,147)
                                       -------------    -------------
Cash flows from financing activities:
  Principal payments on debt.........         (8,957)          (2,121)
  Net increase (decrease) in equity
     in net assets acquired..........        823,462       (2,948,148)
                                       -------------    -------------
            Net cash provided by
                (used in) financing
                activities...........        814,505       (2,950,269)
                                       -------------    -------------
Effect of exchange rate changes on
  cash...............................        306,999          297,725
                                       -------------    -------------
Net increase (decrease) in cash......      1,816,060       (2,920,993)
Cash at beginning of period..........        945,316        2,761,376
                                       -------------    -------------
Cash at end of period................  $   2,761,376     $   (159,617)
                                       =============    =============

See accompanying notes to financial statements.

                   CRC HOLDINGS CORP. PREDECESSOR BUSINESSES
                         NOTES TO FINANCIAL STATEMENTS

(1)  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

Effective June 12, 1997 CRC Holdings Corp. (Holdings) acquired from Weatherford Enterra, Inc. (Weatherford) the net assets of CRC-Evans Pipeline International, Inc. and the issued and outstanding shares of CRC-Evans Canada, Ltd, and Pipeline Induction Heat, Ltd. (collectively the Predecessor Businesses). Prior to the acquisition the Predecessor Businesses were operated as a business unit by Weatherford.

The accompanying financial statements have been prepared from records maintained by Weatherford and may not necessarily be indicators of the conditions which could have existed if the Predecessor Businesses had been operated as an independent entity.

  DESCRIPTION OF BUSINESS

The Predecessor Businesses design, manufacture, sell, and rent specialized equipment to the pipeline construction and rehabilitation industry. The Predecessor Businesses operate on a world wide basis with principal operations located in Tulsa, Oklahoma; Houston, Texas; Edmonton, Alberta; Burnley, United Kingdom; and Hoevelaken, the Netherlands.

  PROPERTY, PLANT AND EQUIPMENT

Property, plant, and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Betterments and renewals that extend the life of the asset are capitalized; other repairs and maintenance are expensed.

The estimated useful lives for determining depreciation for the major classes of assets are:

Buildings and improvements...........    20 to 40 years
Machinery and equipment..............       7 years
Furniture and fixtures...............       7 years
Automobiles and trucks...............       5 years
Computer equipment...................       5 years

  REVENUE RECOGNITION

Equipment sales revenue is recognized when the equipment is shipped. Equipment rental revenue is recognized during the period of customer usage. Rental revenue derived from equipment located outside of the continental United States is deferred and recognized ratable over the term of the rental agreement. Service revenue is recognized upon customer billing which occurs at the time the services have been rendered. Cost associated with refurbishing rental equipment is incurred and deferred at the time the equipment is readied for use. Such costs are amortized during the rental period.

  INCOME TAXES

The results of operations of the Predecessor Businesses are included in Weatherford's consolidated federal and state income tax returns. Income tax expense or benefit has been determined as if the Predecessor Businesses filed a separate federal and state tax return.

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                   CRC HOLDINGS CORP. PREDECESSOR BUSINESSES
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  FOREIGN CURRENCY TRANSLATION

All significant asset and liability accounts stated in currencies other than United States dollars are translated into United States dollars at year end exchange rates. Translation adjustments are accumulated in a separate component of stockholders' equity. Revenue and expense accounts are converted at prevailing rates throughout the year.

  EMPLOYEE BENEFIT PLAN

The Predecessor Businesses have a defined contribution pension plan covering substantially all of their employees.

  USE OF ESTIMATES

Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(2)  BUSINESS AND CREDIT CONCENTRATIONS

The Predecessor Businesses have a concentration of customers in the oil and gas pipeline construction industry which exposes the Predecessor Businesses to a concentration of credit risk within an industry, including one customer which accounts for approximately 10% of total revenues.

(3)  GEOGRAPHIC DATA

The Predecessor Business believes that all of its operations are part of the pipeline construction and rehabilitation industry and accordingly reports as a single industry segment. Worldwide operations are conducted through entities located in the United States, the United Kingdom and Canada. Information relating to the Predecessor Business operations is set forth in the following table:

                                                             PERIOD FROM
                                          YEAR ENDED       APRIL 1, 1997 TO
                                        MARCH 31, 1997      JUNE 11, 1997
                                           REVENUES            REVENUES
                                        --------------     ----------------
Algeria..............................     $9,109,000          $  695,000
Brazil...............................        623,000              13,000
Canada...............................      8,297,000             555,000
France...............................      2,413,000           1,332,000
Russia...............................      5,640,000           1,152,000
United Kingdom.......................      4,466,000             955,000
United States........................     13,033,000           3,102,000
All other............................     25,793,000           4,811,000
                                        --------------     ----------------
                                          $69,374,000         $12,615,000
                                        ==============     ================

                   CRC HOLDINGS CORP. PREDECESSOR BUSINESSES
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(4)  INCOME TAXES

Income tax expense (benefit) consists of the following for the year ended March 31, 1997 and the period from April 1, 1997 to June 11, 1997:

                                         CURRENT      DEFERRED       TOTAL
                                       ------------  -----------  ------------
March 31, 1997:
     Federal.........................  $  2,252,715  $  (430,483) $  1,822,232
     State...........................       414,861      (43,617)      371,244
     Foreign.........................     1,108,983       56,744     1,165,727
                                       ------------  -----------  ------------
                                       $  3,776,559  $  (417,356) $  3,359,203
                                       ============  ===========  ============
June 11, 1997:
     Federal.........................  $    171,979  $    48,919  $    220,898
     State...........................        38,962        4,957        43,919
     Foreign.........................        (6,860)     (50,849)      (57,709)
                                       ------------  -----------  ------------
                                       $    204,081  $     3,027  $    207,108
                                       ============  ===========  ============

Total income tax expense differs from the amounts computed by applying the U.S. federal statutory income tax rates of 34% to income before income taxes as a result of the following:

                                                             PERIOD FROM
                                          YEAR ENDED        APRIL 1, 1997
                                        MARCH 31, 1997      JUNE 11, 1997
                                        ---------------    ---------------
Computed "expected" income tax
expense..............................      $3,144,617         $ 165,201
Increase (decrease) in income taxes
resulting from:
     State income taxes, net of
       federal income tax benefit....        245,021             28,987
     Expenses not deductible for
       income tax purposes...........         87,961             17,197
     Other...........................       (118,396)            (4,277)
                                        ---------------    ---------------
                                           $3,359,203         $ 207,108
                                        ===============    ===============

(5)  COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Predecessor Businesses provide warranties on parts and equipment sold and rented.

In addition to these warranties, the Predecessor Businesses have warranted specific systems and components provided for an oceangoing pipe laying vessel. The Predecessor Businesses are liable for design failure through October 2001. The Predecessor Businesses' liability on design failure is limited to the amount required to correct the design failure, including replacement, reassembly, and technical support. The Predecessor Businesses are not liable for loss of business or revenue. The vessel is undergoing tests and no claims have been made through June 11, 1997, under the warranty provisions of the contract. The Predecessor Businesses have accrued an estimated amount for its liability under the warranty provisions. The aggregate amount of warranty claims, if any, cannot be determined. Payments of claims significantly in excess of amounts accrued, if any, could have an adverse effect on the Predecessor Businesses' financial position, results of operations, and liquidity.

                   CRC HOLDINGS CORP. PREDECESSOR BUSINESSES
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

The Predecessor Businesses are obligated under various noncancelable operating leases for certain operating facilities, automobiles, and equipment. The remaining terms of the leases range from one to sixteen years. Future minimum lease payments as of March 31, 1997 are:

Year ending March 31:
       1998..........................  $    182,000
       1999..........................       182,000
       2000..........................       165,000
       2001..........................       158,000
       Thereafter....................     1,910,000

Rent expense was approximately $91,862, and $170,948 for the year ended March 31, 1997 and the period from April 1, 1997 to June 11,1997.

The Predecessor Businesses are involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Predecessor Businesses' financial position, results of operations, or liquidity.

                                                                    SCHEDULE IIA

                      CRC HOLDINGS CORP. AND SUBSIDIARIES
                       VALUATION AND QUALIFYING ACCOUNTS
 PERIOD FROM JUNE 12, 1997 TO MARCH 31, 1998 AND THE YEAR ENDED MARCH 31, 1999

                                                       AMOUNTS
                                        BALANCE       CHARGED TO                     BALANCE
                                        JUNE 12,       COST AND       DEDUCTIONS/   MARCH 31,
                                          1997         EXPENSE         WRITEOFFS       1998
                                       ----------     ----------      -----------   ----------
Accounts receivable -- allowance for
  doubtful accounts..................  $  369,055      $ 13,975        $  65,540    $  317,490
                                       ==========     ==========      ===========   ==========

                                                       AMOUNTS
                                        BALANCE       CHARGED TO                     BALANCE
                                       MARCH 31,       COST AND       DEDUCTIONS/   MARCH 31,
                                          1998         EXPENSE         WRITEOFFS       1999
                                       ----------     ----------      -----------   ----------
Accounts receivable -- allowance for
  doubtful accounts..................  $  317,490      $310,710        $ 136,338    $  491,862
                                       ==========     ==========      ===========   ==========

                                                                    SCHEDULE IIB

                   CRC HOLDINGS CORP. PREDECESSOR BUSINESSES
                 CONSOLIDATED VALUATION AND QUALIFYING ACCOUNTS
  YEAR ENDED MARCH 31, 1997 AND THE PERIOD FROM APRIL 1, 1997 TO JUNE 11, 1997

                                                       AMOUNTS
                                        BALANCE       CHARGED TO                     BALANCE
                                        APRIL 1,       COST AND       DEDUCTIONS/   MARCH 31,
                                          1996         EXPENSE         WRITEOFFS       1997
                                       ----------     ----------      -----------   ----------
Accounts receivable -- allowance for
  doubtful accounts..................  $  335,923      $305,081        $  22,920    $  618,084
                                       ==========     ==========      ===========   ==========

                                                       AMOUNTS
                                        BALANCE       CHARGED TO                     BALANCE
                                        APRIL 1,       COST AND       DEDUCTIONS/    JUNE 11,
                                          1997         EXPENSE         WRITEOFFS       1997
                                       ----------     ----------      -----------   ----------
Accounts receivable -- allowance for
  doubtful accounts..................  $  618,084      $  1,354        $ 250,383    $  369,055
                                       ==========     ==========      ===========   ==========

--------------------------------------------------------------------------------

                                     [LOGO]

                         CRC-EVANS INTERNATIONAL, INC.
                                3,000,000 SHARES
                                  COMMON STOCK

                          ---------------------------
                                   PROSPECTUS
                          ---------------------------

                                            , 1999

                               CIBC WORLD MARKETS
                           DEUTSCHE BANC ALEX. BROWN
                               SIMMONS & COMPANY
                                 INTERNATIONAL

--------------------------------------------------------------------------------

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE INFORMATION THAT IS NOT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

DEALER PROSPECTUS DELIVERY OBLIGATION: UNTIL                      , 1999 (25
DAYS AFTER THE COMMENCEMENT OF THE OFFERING), ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are set forth in the following table. The company shall pay the estimated expenses of issuance and distribution in proportion to the respective number of shares sold by it in the offering. Each amount, except for the Securities and Exchange Commission and National Association of Securities Dealers, Inc. fees, is estimated.

SEC registration fees................  $  13,000
NASD filing fees.....................  $   5,000
Nasdaq application and listing
fees.................................  $   *
Transfer agent's and registrar's fees
and expenses.........................  $   *
Printing and engraving expenses......  $   *
Legal fees and expenses..............  $   *
Accounting fees and expenses.........  $   *
Blue sky fees and expenses...........  $   *
Miscellaneous........................  $   *
                                       ---------
     Total...........................  $   *
                                       =========

---------------------------

* To be filed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the General Corporation Law of the State of Delaware (the
"DGCL") empowers a Delaware corporation to indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A Delaware corporation may indemnify past or present officers and directors of such corporation or of another corporation or other enterprise at the former corporation's request, in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys' fees) which such person actually and reasonably incurred in connection therewith. Section 145 further provides that any indemnification shall be made by the corporation only as authorized in each specific case upon a determination that indemnification of such person is proper because he has met the applicable standard of conduct by the (i) stockholders, (ii) board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, (iii) committee of directors who are not parties to such action, suit or proceeding designated by majority vote by such disinterested directors even if less than a quorum, or (iv) independent legal counsel, if there are no such disinterested directors, or if such disinterested directors so direct. Section 145 further provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

CRC-Evans has entered into indemnification agreements with each of its directors and certain of its executive officers. The indemnification agreements provide that CRC-Evans shall indemnify each of its directors and his affiliates and any "controlling person" (within the meaning of applicable securities laws) and each indemnified officer against certain liabilities (including settlements) and expenses actually and reasonably incurred by them in connection with any threatened or pending legal action, proceeding or investigation (other than actions brought by or in the right of CRC-Evans) to which any of them is, or is threatened to be, made a party by reason of their status as a director, affiliate, "controlling person," officer or agent of CRC-Evans; PROVIDED that, with respect to a civil, administrative or investigative (other than criminal) action, such individual acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of CRC-Evans, and with respect to any criminal proceedings, he or she had no reasonable cause to believe his or her conduct was unlawful. With respect to any action brought by or in the right of CRC-Evans, such individuals may be indemnified, to the extent not prohibited by applicable laws or as determined by a court of competent jurisdiction, against expenses actually and reasonably incurred by them in connection with such action if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of CRC-Evans. The agreements also require indemnification of such individuals for all reasonable expenses incurred in connection with the successful defense of any action or claim and provide for partial indemnification in the case of any partially successful defense.

CRC-Evans has obtained an insurance policy providing for indemnification of its officers and directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions. CRC-Evans has entered into separate indemnification agreements with each of its directors which may require CRC-Evans, among other things, to indemnify such directors against certain liabilities that may arise by reason of their status or service as directors to the maximum extent permitted under Delaware law.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

All of the following issuances reflect figures prior to CRC-Evans' 40-for-1 stock split. Since its inception on June 12, 1997, CRC-Evans issued and sold the following unregistered securities:

  (1) On June 12, 1997, CRC-Evans issued 35,000 shares of common stock to Natural Gas Partners in connection with the management buyout for $91.40 per share. On June 12, 1997, CRC-Evans issued a subordinated promissory note to Equus, due June 30, 2002, in the original principal amount of $959,700, and bearing interest at 12% per annum. On May 20, 1998, CRC-Evans issued an additional 24,891 shares of common stock to Natural Gas Partners for $91.40 per share. All of these issuances were exempt from registration under Section 4(2) of the Securities Act.

  (2) On June 12, 1997, CRC-Evans issued 35,000 shares of common stock to Equus, in connection with the management buyout for $91.40 per share. On June 12, 1997, CRC-Evans issued a subordinated promissory note to Natural Gas Partners, due June 30, 2002, in the original principal amount of $959,700, and bearing interest at 12% per annum. On May 20, 1998, CRC-Evans issued an additional 24,891 shares of common stock to Equus for $91.40 per share. All of these issuances were exempt from registration under Section 4(2) of the Securities Act.

  (3) On June 12, 1997, CRC-Evans issued 30,000 shares of common stock to members of management and certain employees, in connection with the management buyout for $91.40 per share. On May 20, 1998, CRC-Evans issued an additional 5,881 shares of common stock to members of management and certain employees for $91.40 per share. Both issuances were exempt from registration under Section 4(2) of the Securities Act.

  (4) On June 15, 1998, CRC-Evans issued 1,700 shares of common stock to Windell D. Norris, Jr. for $91.40 per share. This issuance was exempt from registration under Section 4(2) of the Securities Act.

ITEM 16  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)  Exhibits

The following is a list of exhibits filed as part of this Registration
Statement.

      EXHIBIT NO.                    DESCRIPTION
-------------------------------------------------------------
           1.1*      -- Form of Underwriting Agreement.
           3.1*      -- Form of Amended and Restated
                        Certificate of Incorporation of
                        CRC-Evans.
           3.2*      -- Form of Amended and Restated Bylaws
                        of CRC-Evans.
           4.1*      -- Specimen of Stock Certificate.
           4.2+      -- Registration Rights Agreement, dated
                        June 12, 1997, among CRC-Evans and
                        Natural Gas Partners, Equus and
                        Messrs. Wood, Evans and Carey.
           5.1*      -- Opinion of Akin, Gump, Strauss, Hauer
                        & Feld, L.L.P.
          10.1+      -- Form of Indemnity Agreement entered
                        into by CRC-Evans in favor of members
                        of the Board of Directors and certain
                        executive officers.
          10.2+      -- Revolving Credit and Term Loan
                        Agreement dated June 12, 1997, by and
                        among CEPI Holdings, Inc., CRC-Evans
                        and a syndicate of banks led by
                        BankBoston.
          10.3+      -- Facility Agreement dated June 12,
                        1997, by and among Pipeline Induction
                        Heat Limited and a syndicate of banks
                        led by BankBoston.
          10.4+      -- First Amendment to Revolving Credit
                        and Term Loan Agreement, dated July
                        3, 1998, by and among CRC-Evans
                        Pipeline International, Inc., CRC
                        Holdings Corp., BankBoston and
                        Bankers Trust Company.
          10.5+      -- Supplemental Agreement dated July 3,
                        1998, amending Facility Agreement
                        dated June 12, 1997, among Pipeline
                        Induction Heat Limited and
                        BankBoston.
          10.6       -- Reserved.
          10.7+      -- Form of Employment Agreement,
                        executed June 1997, by and among
                        CRC-Evans, the predecessor business
                        and Messrs. Carey, Wood and Evans.
          10.8+      -- Amended and Restated Asset Purchase
                        Agreement dated as of January 31,
                        1997, by and among the predecessor
                        business, Weatherford Enterra, Inc.
                        and CRC-Evans.
          10.9+      -- Share Transfer Agreement dated June
                        12, 1997, between Weatherford Enterra
                        Canada Ltd. and CRC-Evans.
          10.10+     -- Agreement of Purchase and Sale dated
                        as of April 24, 1998, by and among
                        CRC-Evans Pipeline International,
                        Inc., Tulsa Pipeline Equipment &
                        Supply, Inc., Hamilton Heavy
                        Equipment, Inc., and Jerry Hamilton,
                        individually and d/b/a/ HHC
                        International.
          10.11+     -- Amendment to Agreement of Purchase
                        and Sale dated as of April 24, 1998,
                        by and among CRC-Evans Pipeline
                        International, Inc., Tulsa Pipeline
                        Equipment & Supply, Inc., Hamilton
                        Heavy Equipment, Inc., and Jerry
                        Hamilton, individually and d/b/a/ HHC
                        International.
          10.12+     -- Asset Purchase Agreement dated as of
                        March 31, 1998, by and among CRC-Key,
                        Inc. and B.L. Key Services, L.L.C.,
                        Bobby L. Key, James C. McGill, the
                        James C. McGill Revocable Living
                        Trust and James Michael McGill
          10.13+     -- Form of Option Agreement granting
                        options to certain employees of
                        CRC-Evans, dated June 12, 1997.
          10.14+     -- Option Plan, dated May 20, 1998.
          10.15+     -- Form of Option Agreement issued under
                        the Option Plan.
          10.16+     -- Amendment No. 1 to Option Plan, dated
                        June 15, 1998.
          10.17+     -- Agreement for the Sale and Purchase
                        of the whole of the Issued Share
                        Capital of Ditcot Heat Treatment
                        Limited, dated November 18, 1998,
                        among Andrew Maxwell Anderson, Hilda
                        Jane Anderson and Pipeline Induction
                        Heat Limited.
          10.18*     -- Form of Stock Incentive Plan.
          10.19+     -- Form of Promissory Note, dated June
                        12, 1997, made by Messrs. Wood,
                        Carey, Evans and Francis, James F.
                        Reed, Jr., P.M. Bond, B.C. Goff,
                        Richard L. Jones, Brian S. Laing,
                        Geurt W. Meijer, Dale Roland, M.P.
                        Smith, Sidney A. Taylor and Robert A.
                        Teale, to the order of CRC-Evans.

      EXHIBIT NO.                    DESCRIPTION
-------------------------------------------------------------
          10.20+     -- Promissory Note, dated June 15, 1998,
                        made by Mr. Norris to the order of
                        CRC-Evans.
          10.21+     -- Key Management Incentive Compensation
                        Plan, dated as of June 13, 1997.
          10.22+     -- Fee Agreement, dated June 12, 1997,
                        between CRC-Evans and Natural Gas
                        Partners.
          10.23+     -- Fee Agreement, dated June 12, 1997,
                        between CRC-Evans and Equus.
          10.24*     -- Form of Promissory Note, dated June
                        12, 1997, made by CRC-Evans to the
                        order of each of Natural Gas Partners
                        and Equus.
          21.1+      -- List of subsidiaries of CRC-Evans.
          23.1       -- Consent of KPMG Peat Marwick LLP.
          23.2*      -- Consent of Akin, Gump, Strauss, Hauer
                        & Feld, L.L.P. (contained in Exhibit
                        5.1).
          24.1+      -- Power of Attorney.
          27.1+      -- Financial Data Schedule.

---------------------------

* To be filed by amendment.

+ Previously filed.

(b)  Financial Data Schedules

          Schedule IIa --  Valuation and Qualifying Accounts -- CRC Holding
                           Corp. and Subsidiaries

          Schedule IIb --  Valuation and Qualifying Accounts -- CRC Holding
                           Corp. Predecessor Businesses

All other Schedules have been omitted since the required information is not present or the amounts are not sufficient to require submission of the Schedule or because the information required is included in the respective financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to Item 14 herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

The undersigned registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, STATE OF TEXAS, ON JUNE 17, 1999.


                                          CRC-EVANS INTERNATIONAL, INC.


                                          By: /s/ NORMAN R. FRANCIS
                                                  NORMAN R. FRANCIS,
                                                  CHIEF FINANCIAL OFFICER

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON JUNE 17, 1999:

                      SIGNATURE                                          TITLE                         DATE
------------------------------------------------------  ----------------------------------------   -------------
                          *                             Chairman and Chairman of the Board of      June 17, 1999
                    (D. DALE WOOD)                      Directors

                          *                             Chief Executive Officer and Director       June 17, 1999
                  (M. TIMOTHY CAREY)                    (Principal Executive Officer)

                          *                             President and Director                     June 17, 1999
                   (C. PAUL EVANS)

                 /s/NORMAN R. FRANCIS                   Chief Financial Officer, Treasurer and     June 17, 1999
                 (NORMAN R. FRANCIS)                    Secretary (Principal Accounting and
                                                        Financial Officer)

                          *                             Director                                   June 17, 1999
                  (KENNETH A. HERSH)

                          *                             Director                                   June 17, 1999
                (RICHARD L. COVINGTON)

                          *                             Director                                   June 17, 1999
                   (NOLAN LEHMANN)

                          *                             Director                                   June 17, 1999
                   (GARY L. FORBES)

                 /s/NORMAN R. FRANCIS                                                              June 17, 1999
                  *ATTORNEY-IN-FACT